EXHIBIT 10.28
AMENDED AGREEMENT
BETWEEN
PILOTS
REPRESENTED
BY
OFFICE AND PROFESSIONAL EMPLOYEES INTERNATIONAL UNION, AFL-CIO
AND
OFFSHORE LOGISTICS, INC.

CONTENTS

ARTICLE	SUBJECT	PAGE
1	Statement of Purpose	2
2	Recognition and Representation	2
3	Status of Agreement	4
4	Pilot Status	5
5	Seniority	5
6	Seniority Roster	6
7	Reductions in Workforce	7
8	Job Posting and Bidding	8
9	Categories of Aircraft	10
10	Schedules of Service	11
11	Leaves of Absence	11
12	Vacation and Sick Time	14
13	On-the-Job Injury (OJI) Leave	17
14	Bereavement Leave	18
15	Jury Duty	19
16	Fees and Physical Examinations	19
17	Training	20
18	Facilities, Equipment and Uniforms	22
19	Severance Pay	23
20	Moving Expense	24
21	Compensation	25
22	Supplemental Pay	26
23	Bonuses	26
24	Workover/Overtime	27
25	Travel Pay	29
26	Per Diem	29
27	Insurance Benefits	29
28	Retirement and 401(k) Plan	30
29	Safety/Accident Prevention	30
30	General and Miscellaneous	31
31	Union Bulletin Boards and Communications	33
32	Grievance Procedure	33
33	System Board of Adjustment	36
34	No Strike/No Lockout	37
35	Union Representation	38
36	Union Security	38
37	Savings Clause	42
38	Duration	43
	Appendix A — Gulf of Mexico Pay Scales	44
	Alaska Addendum	46
	Appendix B — Alaska Pay Scales	58
	Letter of Agreement #1 — Fixed Wing Pilots	59
	Letter of Agreement #2 — IFR Cadre (Amended)	60
	Letter of Agreement #3 — System Board of Adjustment-Alaska	62

AGREEMENT
This Agreement and Contract is made by and between OFFICE and PROFESSIONAL EMPLOYEES INTERNATIONAL UNION hereinafter called the “Union” or the “OPEIU” and OFFSHORE LOGISTICS, INC., hereinafter called the “Company” or “Employer”.
ARTICLE 1
STATEMENT OF PURPOSE

Section 1.	The purpose of this Agreement is, in the mutual interest of the Company and its pilots, to provide for the operation of the services of the Company under methods which will further, to the fullest extent possible, the safety of air transportation and the efficiency of operation.

Section 2.	No Pilot covered by this Agreement will be interfered with, restrained, coerced or discriminated against by the Company, its officers, or its agents because of membership in or lawful activity on behalf of the Union.

Section 3.	It is understood, whenever in this Agreement, Pilots or jobs are referred to in the male gender, it shall be recognized as referring to both male and female Pilots. The provisions of this Agreement apply to all Pilots regardless of sex, color, race, creed, age, religion, national origin, handicapped or veteran status or other protected status in accordance with applicable national or state law.
ARTICLE 2
RECOGNITION AND REPRESENTATION

Section 1.	This Agreement is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between Offshore Logistics, Inc. (the “Company”) and the Office and Professional Employees International Union (the “Union”) representing employees composed of the craft or class of Pilots as certified by the National Mediation Board in Case Number R-6517, August 6, 1997.
A.	The Company hereby recognizes the Union as the sole collective bargaining agent and authorized representative for those employees described in Section 1 above, to represent them and, in their behalf, to negotiate and conclude agreements with the Company as to hours of work, wages, and other conditions of employment in accordance with the provisions of the Railway Labor Act, as amended.

Section 2.	The term Pilot as used in this Agreement means Pilots (PIC) and/or Co-Pilots (SIC) covered by this Agreement and for whom the Union is the recognized collective bargaining representative. Pilot trainees are Pilots within the meaning of Section 1 of this Article.

Section 3.	This Agreement covers all revenue and all known and recurring miscellaneous flying performed by the Company with Pilots on its payroll. All flying covered by this Agreement shall be performed by Pilots whose names appear on the Air Logistics L.L.C. and Air Logistics of Alaska, Inc. Pilot’s System Seniority List.

Section 4. A.	Pilots covered by this Agreement shall be governed by all reasonable Company rules, regulations and orders previously or hereafter issued by proper authorities of the Company which are not in conflict with the terms and conditions of this Agreement. Prior to deciding to implement new rules, regulations or orders, or to change any existing rules, regulations or orders, the Company will meet and confer with the Union.
B.	For the purpose of familiarizing new hires with existing Company rules and regulations, the Company will present and discuss those rules and regulations with each new hire as a part of his initial Company orientation.

Section 5.	If the Union considers the rule to be unreasonable, it will have the right to file a written grievance challenging such rule prior to the implementation by the Company. Grievances properly filed in this respect will be subject to the normal Grievance and System Board of Adjustment procedures as set forth in Article 32 and Article 33 of this Agreement.

Section 6.	The Company may engage in Subcontracted Revenue Flying under the following circumstances: Subcontracted Revenue Flying may be engaged in for periods not to exceed one hundred and eighty (180) days per occurrence during the term of this Agreement when (i) such Subcontracted Revenue Flying is necessary to accomplish the needs of the service of the Company, (ii) the Company determines that it does not have sufficient or appropriate aircraft, or sufficient or appropriately trained Pilots, available to perform the Subcontracted Revenue Flying, and (iii) the Company does not furlough any Pilot as a direct result of such engagement in Subcontracted Revenue Flying. It is understood and agreed that nothing in this paragraph will prevent the Company from furloughing Pilots or severing the employment relationship with Pilots for economic reasons independent of or unrelated to its engagement in Subcontracted Revenue Flying.

Section 7.	Notwithstanding Section 6 above, in the event the Company engages in Subcontracted Revenue Flying solely due to circumstances over which the Company does not have control, it may engage in the Subcontracted Revenue Flying for a time not to exceed the duration of the circumstance beyond the Company’s control or six (6) months, whichever is less. Circumstances beyond the Company’s control shall be limited to: act of nature, a strike affecting the Company’s business, grounding of a substantial number of the Company’s aircraft by a government agency or court; loss or destruction of the Company’s aircraft; war emergency; or owner’s or manufacturer’s delay in the delivery of aircraft scheduled for delivery.
ARTICLE 3
STATUS OF AGREEMENT

Section 1.	It is fully understood and agreed that this Agreement supercedes any and all Agreements now existing or previously executed between the Company and any other Union, or individual, affecting the class or craft of employees covered by this Agreement.

Section 2.	The Company shall give notice of the existence of this Agreement, and its full terms, to any entity which engages in a possible transaction.

Section 3.	Mergers
A.	In the event of a complete merger between the Company and another helicopter company (i.e., the combination of all or substantially all the assets of the two carriers) where the surviving carrier decides to integrate the pre-merger operations, the following procedures will apply: (1) if the Company is the surviving carrier, the Company will integrate the two Pilot groups in accordance with OPEIU Merger Policy if both groups are OPEIU-represented, and in accordance with Sections 3 and 13 of the Allegheny Mohawk LPPs if Pilots of the Company’s merger partner are not represented by OPEIU, and (2) if the Company is not the surviving carrier, the Company will make reasonable efforts to have the surviving carrier integrate the two Pilot groups in the same manner as stated in (1) of this paragraph.

B.	In the event the Company acquires all or substantially all of the assets or equity of another air carrier, or another air carrier acquires all or substantially all of the assets or equity of the Company, the Company will meet promptly with the Union to negotiate a possible “Fence Agreement” to be in effect during the period, if any, the two carriers are operated separately without integration of the Pilot work force. These discussions shall not be pursuant to Section 6 of the Railway Labor Act, and reaching an agreement with the Union shall not be a prerequisite for closing, or any other aspect of the transaction or operations pursuant to the transaction.

Section 4.	Management Rights
A.	The Union recognizes that the management of the business of the Company and the direction of the working force are vested exclusively with the employer, subject to the provisions of this Agreement.

B.	The management functions shall not be used for the purpose of discrimination against any Pilot because of Union activity or for the purpose of evading any of the provisions of this Agreement.

C.	Except as restricted by the express terms of this Agreement, the Company shall retain all rights to manage and operate its business and work force, including but not limited to the right to sell or discontinue all or part of the business; to sell or lease aircraft or facilities; to determine where and when to operate scheduled or unscheduled flights; to determine its marketing methods and strategies; and to enter into affiliation or marketing agreements with other carriers; to invest (including equity investments) in other business entities including, without limitation, other helicopter carriers; and to determine the type of aircraft it will utilize.

D.	The parties agree that any past practices established prior to the date of this Agreement shall not create any contractual or legal obligation to continue such practices following the effective date of this Agreement.

E.	The waiver of any provision of this Agreement or any breach of this Agreement by either party during the term of the Agreement shall not constitute a precedent for the future waiver of any breach or provision.
ARTICLE 4
PILOT STATUS

Section 1.	Each newly hired Pilot shall be on probation for a period which normally will not exceed six (6) months of cumulative service. The probationary period will begin on the date a Pilot enters training. During this time, a Pilot will become acquainted with his job duties, fellow Pilots and Company facilities while being evaluated by his supervisor. Evaluation of probationary period job performance is based on a number of factors including attitude, attendance, competence, and overall work performance. A supervisor who requires additional time to evaluate a Pilot’s suitability for a position may extend the probationary period for an additional ninety (90) days of cumulative active service.

Section 2.	A newly employed Pilot shall be entitled to all the rights and benefits of any other Pilot under the terms of this Agreement, except that the termination of a Pilot’s employment during his probationary period, will not be subject to the grievance procedures and System Board of Adjustment as set forth in this Agreement. After completing the probationary period, such Pilot shall be considered a non-probationary Pilot.

Section 3.	Once each month, the Company will provide the Union office with a listing of Pilots who have been hired, terminated, transferred and/or granted a military leave of absence during the prior month. This listing will include the home address of these Pilots.
ARTICLE 5
SENIORITY

Section 1.	Seniority of a Pilot shall begin on the date a Pilot enters the Company’s training program.

Section 2.	There shall be two (2) types of seniority, Company seniority and Bidding seniority.

A.	Company Seniority — Company Seniority shall be defined as a Pilot’s length of service with the Company, regardless of location, and shall govern pay rates, and accrual or granting of paid days off pursuant to Article 12 of this Agreement. Company Seniority shall be adjusted for leaves of absence and reductions in force as provided for in Articles 7 and 11 of this Agreement.

B.	Bidding Seniority — Bidding Seniority shall be defined as a Pilot’s length of service with the Company, adjusted for leaves of absence as provided for in Article 5, Section 4, and Article 11 of this Agreement. Bidding Seniority shall govern all Pilots covered by this Agreement in bidding for job assignments and vacancies, layoffs, reemployment after layoff, demotions due to a reduction in force, and awarding of full week vacation periods, as provided for in this Agreement.

Section 3.	In the Gulf of Mexico, a Pilot who is promoted to a non-flying or supervisory position shall continue to accrue Company and bidding seniority for one (1) year. Thereafter, such Pilot shall continue to accrue Company Seniority and retain his Bidding Seniority. In the Alaska operation, a pilot who is promoted to a non-flying or supervisory position shall continue to accrue Company and Bidding seniority. If said Pilot returns to flying duty, it shall be in accordance with his Company and Bidding seniority. In the event there is no vacancy, he shall be carried as an overage until the Company adjusts its staffing levels. If a Pilot is terminated while in a supervisory or non-flying position, such Pilot shall have no rights under this Agreement.

Section 4.	A Pilot elected or appointed to a full-time position with the Union shall retain and accrue Company and bidding seniority in their immediate former classification.

Section 5.	A Pilot will lose his seniority rights and his name will be removed from the seniority list under the following conditions:
A.	Resignation or retirement;

B.	Discharge for just cause;

C.	In the Gulf of Mexico, absent from work for forty-eight (48) consecutive hours without proper notification to the Director of Operations or his designee of the reason, unless the employee is physically incapable of providing the Company with the proper notification of his absence;

D.	Failure to return to work from an authorized leave of absence in the time provided for by the Company, giving a false reason for obtaining a leave of absence or accepting gainful employment while on a leave of absence, when the employment was not specifically authorized;

E.	Failure to inform the designated Company representative in person or by certified mail of his intention to return to work as provided for in Article 7, Section 5(a);

F.	Failure to return to work on or before a date specified in the notice of recall from the designated Company representative after a layoff as provided for in Article 7, Section 5.b.;

G.	A Pilot who is furloughed and who is not recalled to service with the Company within three (3) years from the date of furlough.

Section 6.	Disputes arising over seniority shall be handled in accordance with Article 32 and Article 33 of this Agreement.
ARTICLE 6
SENIORITY ROSTER

Section 1.	The Company will post a seniority roster on bulletin boards at all bases, listing the names of its Pilots, date of hire, station and base as reflected by its records. Copies of the seniority roster will be furnished to the Union.

Section 2.	When two or more Pilots are employed on the same date, they shall be placed on the seniority roster according to the last four digits of each new-hire’s social security number. If two individuals have the same last four digits in their social security number, the digit immediately preceding the last four digits will be used to determine the lowest number. The Pilot with the lowest last four digits will be awarded the most senior position in the class. The balance of the class will be awarded seniority positions in order of their numbers, with the highest social security number receiving the lowest seniority.

Section 3.	The Company agrees to update the seniority roster once each month, beginning with the effective date of this Agreement with a copy to the Union. A Pilot shall have a period of thirty (30) days after the posting of the seniority roster to protest to the Company any omission or incorrect posting affecting his seniority. Pilots on vacation, leave of absence or furlough shall be permitted thirty (30) days after their return to duty to make any protest concerning his seniority. Once the thirty (30) day period has expired without a protest, a Pilot’s posting will be considered correct and shall not be subject to further protest, unless the omission or incorrect posting was the result of a clerical error on the part of the Company.
ARTICLE 7
REDUCTIONS IN WORKFORCE

Section 1. A.	When it becomes necessary to reduce the workforce, a Pilot’s seniority, pursuant to Article 5 of this Agreement, shall govern the layoff. Pilots with the least seniority at a location shall be laid off first. For the purposes of this Article, there shall be two locations: the Gulf of Mexico operation and the Alaska operation. The Company shall give at least fourteen (14) days notice of an impending layoff at the affected location, or two (2) weeks pay in lieu thereof. The Company shall notify the Union in advance of the impending reductions.
B.	The fourteen (14) day notice or pay in lieu thereof may be waived by the Company if the reduction in force is caused by circumstances beyond the control of the Company. Examples of this would include a war or foreign invasion, an act of God/natural disaster, an official state of emergency, a strike affecting the Company’s business, a work stoppage, a government grounding of aircraft, the revocation of operating certificate(s), or an unannounced cancellation of contract flying without proper notice.

Section 2.	Pilots will be recalled from furlough in seniority order, with the most senior laid-off Pilot being recalled first: provided, however, that no pilot will be returned to work without a current medical certificate (as referred to in Article 16 Section 4.) The Company will make reasonable efforts to place the recalled Pilot in his former position or one of equal status.

Section 3.	Pilots shall continue to accrue Bidding Seniority while on furlough. He shall not accrue Company Seniority while on a furlough of more than thirty (30) days duration.

Section 4.	Laid off Pilots are required to file their proper address and telephone number(s) with the Director of Operations at the time of the lay off and will notify the Company of any address changes promptly.

Section 5.	Laid off Pilots shall be notified of a recall by telephone, or certified mail, to the most recent telephone number and address provided by the Pilot. Notification by telephone must be accomplished by positive telephone contact with the Pilot and the call must be followed up with official notification by certified mail. The date of recall notification shall be the earlier of the date of positive telephone contact with the pilot or the date on which the recall letter was mailed. Notices sent to the last address of record shall be considered conclusive evidence of notice to the Pilot.
A.	Each Pilot accepting recall shall answer his recall notice no later than five (5) days after receipt of such notice in person or by certified mail. Pilots are strongly encouraged to notify the Company prior to the five (5) day period of his acceptance of the recall.

B.	A laid off Pilot will not be allowed more than fifteen (15) days after the date of recall notification to report to duty from layoff. Nothing shall prevent the Company from beginning recall classes prior to the end of the fifteen (15) day period if a sufficient number of Pilots agree to return from recall early.

C.	Pilots who fail to respond to a recall notice within the time limits set forth above, Pilots who refuse recall, or Pilots who reject a recall notice shall forfeit all recall rights and have his name stricken from the seniority list.

D.	Seniority and recall rights shall terminate if a laid off Pilot is not recalled within thirty-six (36) months from the commencement of his layoff.
ARTICLE 8
JOB POSTING AND BIDDING (GULF OF MEXICO PILOTS)
I.	PERMANENT VACANCIES

Section 1. A.	Pilots working in the Alaska operation shall not be displaced by either active or furloughed Pilots working in the Gulf of Mexico operation. Pilots working in the Gulf of Mexico operation shall not be displaced by either active or furloughed Pilots working in the Alaska operation.
B.	When a job or crew position vacancy occurs on a full-time basis, or when a new job or crew position is created, the vacancy will be posted at all locations within seven (7) days after the vacancy occurs. The notice shall provide as much information as is available regarding the vacant position, including the job, location, aircraft and customer specific qualifications and closing date for bid application.

Section 2.	Bidding Procedures
A.	Pilots will be given fourteen (14) calendar days from the initial posting to bid on any vacant position. The fourteen (14) days shall commence with the time the notice is faxed to all bases.

B.	The Company will make the awards within five (5) calendar days after the bidding has closed, not including Saturdays, Sundays, and holidays.

C.	The senior qualified Pilot, as defined in Section 2, Paragraph G, of this Article that bids on a vacancy shall be awarded the job.

D.	The Company reserves the right to remove a Pilot from an awarded job based on a customer complaint, in which case the Company will make reasonable efforts to obtain the customer’s complaint in writing. A copy of such written complaint shall be provided to the Pilot and to the Union.

E.	A Pilot responding to more than one (1) vacancy shall indicate his order of preference on the bid and shall be awarded his first preference.

F.	A Pilot on vacation, sick leave, or leave of absence for the entire period that bids are posted shall have an additional seven (7) days to bid on the vacancy.

G.	Definition Of Qualified

1.	The term qualified as used in this Article and Agreement means that a Pilot has been trained in an aircraft model or holds the necessary Pilot License and endorsements to be trained by the Company in that aircraft model.

2.	A Pilot will be considered qualified in an aircraft model although he may not be “current” as per FAR 135.293(b), 135.299, etc. If that Pilot is otherwise qualified and can become current within a reasonable amount of time, the Company will provide training, in accordance with Article 17.

H.	In the event no bid is received on a posted vacancy and pool Pilot(s) exist, such vacancies will be filled by the pool Pilots in reverse seniority order. A pool Pilot is a Pilot who has not been awarded to a contract on a full-time basis.

Section 3.	After a Pilot has been awarded a bid job and has completed the necessary training, the Company will not allow any other Pilot to temporarily perform work on that job, provided the bid Pilot is available for work during his normal hitch. If an immediate operational requirement exists, an available qualified Pilot may be removed from his awarded job, in reverse seniority order, to fulfill such requirement for as short a period as possible, not to exceed three (3) days. In such cases, the Pilot being removed from his position will be pay protected until such time as he has returned to his original job.

Section 4.	A Pilot may bid on any posted position, provided that once he has been awarded a vacancy, the Pilot shall be ineligible to bid on another vacancy for six (6) months from the date of transfer. Date of transfer is defined as the first date a Pilot performs in revenue service at his new job and/or base. The following exceptions apply to the six (6) month rule:
A.	A Pilot is being promoted from VFR to SIC, VFR to PIC, or SIC to PIC, or in any case where an increase in pay and/or supplemental pay will result from the new assignment.

B.	Once every two (2) calendar years, a Pilot may request and shall be granted an exemption from the six (6) month rule.

Section 5.	During the time necessary to in-house train the Pilot who is to regularly fill a new job or crew position, the Company may fill the vacancy on a temporary basis not to exceed forty-five (45) days. Training at third party training facilities will be conducted as soon as possible.

Section 6.	The Company may elect, based on operational needs, to withhold a Pilot who has successfully bid for a vacancy from entering training for a period not to exceed forty-five (45) days unless mutually agreed otherwise by the Company and the Pilot. If a Pilot is withheld, he will be compensated at the base salary he would have been entitled to if he had completed training and the higher base salary will commence when he was originally scheduled to enter training.

Section 7.	Pilots who have reached the IFR level may not bid downward without the authorization of the Director of Operations.
II.	TEMPORARY VACANCIES

Section 1.	Temporary vacancies are positions created to fill needs for ninety (90) consecutive days or less.

Section 2.	Temporary vacancies shall be filled by offering the positions to pool Pilots in seniority order. If no pool Pilot accepts the opening, the job will be assigned to a pool Pilot in reverse seniority order. If there are no pool Pilots, the Company shall assign a Workover. If no Workover Pilots are available, the Company shall assign the job in reverse seniority order.

Section 3.	Pilots assigned to temporary vacancies shall be returned to their former position, if it still exists, upon completion of the temporary assignment.

Section 4.	A Pilot assigned to a temporary vacancy with a higher salary than his current salary will receive such pay for the duration of the temporary assignment.

Section 5.	A Pilot assigned to a temporary vacancy pursuant to II, Section 3 will be pay protected in accordance with the provisions of this Article.
III.	GENERAL

Section 1.	A Pilot will not be considered qualified for an IFR PIC job unless he has completed six (6) months as an IFR SIC with Air Logistics and is recommended by either an IFR Line Captain or an IFR Check Airman, and successfully completes an IFR flight and classroom check by a Check Airman.

Section 2.	When operational needs dictate the need for additional IFR PIC crew positions:
A.	Any Pilot who has completed the requirements of III, Section 1, may request and shall, within a reasonable amount of time, be given an IFR PIC Training Ride by a Check Airman. Following this training ride, the Check Airman may recommend the Pilot for an IFR PIC Check Ride.

B.	When a Check Airman has recommended the Pilot for an IFR PIC Check Ride, the Company shall make that ride available within a reasonable amount of time.
IV.	PILOT IOE

Section 1.	A Pilot under initial operating experience (IOE) is a newly hired Pilot who is assigned as the second Pilot to an aircraft which is normally operated by one Pilot. Nothing in this Agreement shall prohibit the Company from employing Pilot IOEs and placing such pilots in IOE seats on aircraft normally operated by a single Pilot.

Section 2.	Line Training Captains
A.	A Line Training Captain is a Company designated flight instructor to whom a Pilot under IOE is assigned.

B.	The Company may assign a Pilot to become a Line Training Captain on his existing job, provided the Pilot agrees to the assignment. In the event such a Pilot decides he no longer wishes to be a Line Training Captain, he will be permitted to remain on his existing job.

C.	Line Training Captains shall be compensated in accordance with Article 22.
ARTICLE 9
CATEGORIES OF AIRCRAFT

Section 1.	For the purpose of this Agreement, aircraft shall be divided into three (3) categories as follows:
A.	Single/Light Twin: Any single or multi-engine aircraft designed to carry eight (8) passengers or less.

B.	Medium Aircraft: Any aircraft designed to carry nine (9) passengers or more; and having a maximum gross weight of less than twelve thousand five hundred (12,500) pounds.

C.	Large Aircraft: Any aircraft with a gross weight of twelve thousand five hundred (12,500) pounds or greater.

Section 2.	For the purpose of this Agreement, “Upgrade” shall be defined as any one or more of the following:
A.	Moving into a larger category of aircraft as per Section 1.

B.	Moving from a SIC seat to a PIC seat on crew-served aircraft.

C.	Any aircraft or job assignment requiring a formal training school.

D.	Any change in aircraft or job assignment that involves an increase in pay.

Section 3.	When it becomes necessary to upgrade a pilot, seniority shall be given full consideration and the upgrade will be offered on a bid basis, in accordance with Article 8 of this agreement.

Section 4.	A VFR medium twin (i.e., 212 or 412) job which is sold to the customer as “limited by waiver to nine(9) or less passengers” and is subject to increased passenger load at customer request will be considered an IFR contract for purposes of the Pilot pay scale.

ARTICLE 10
SCHEDULES OF SERVICE

Section 1.	Pilots will work one of the following schedules as determined by the needs of service provided it is consistent with applicable FARs:
A.	Seven (7) consecutive duty days, followed by seven (7) consecutive days of rest.

B.	Five (5) consecutive duty days, followed by two (2) consecutive days of rest.

C.	Four (4) consecutive duty days, followed by three (3) consecutive days of rest.

D.	Alternate fourteen (14) scheduled duty days on, followed by fourteen (14) consecutive days off duty can be worked provided the Company, Pilots and customers are agreeable, and the applicable FARs are followed.
1.	In the event of a vacancy in a 14 & 14 job, it shall be bid as a 14 & 14 job and preference shall be given to the senior qualified Pilot willing to work 14 & 14. If there are no qualified bidders willing to work 14 & 14, the job will be awarded or assigned as a 7 & 7 job.

2.	If, for any reason, a Pilot who has been working a 14 & 14 job is placed in the Pool, that Pilot shall be allowed to remain 14 & 14 for one additional hitch. If the Pilot has prepaid airline tickets, he will be allowed to remain in the Pool 14 & 14 until the expiration of those tickets.

Section 2.	Any work schedules not provided for in this Article must be discussed with the Union prior to implementing any changes.

Section 3.	The schedule in Section 1(A) of this Article shall be considered standard. Any other schedule shall be considered non-standard. Nonstandard schedules shall be filled on a voluntary basis. The Company reserves the right to fill the nonstandard job that is not bid by hiring for the position. It is not the intention of the Company to use this Article to dramatically change schedules from the standard schedule.

Section 4.	Break-days shall not be changed without seven (7) calendar days notice, except for Pool Pilots and changes to meet customer requirements.

Section 5.	This Agreement requires that Pilots not engage in business activities that are in competition with the Company and flying activities that interfere with their service to the Company, provided, however, that this provision shall not be construed to prohibit Pilots from affiliating with the Armed Forces of the United States.
ARTICLE 11
LEAVES OF ABSENCE
I.	PERSONAL LEAVE OF ABSENCE

Section 1.	A Pilot who has accrued sixty (60) days of continuous active service with the Company shall be eligible for an unpaid personal leave of absence.

Section 2.	No Pilot may begin a personal leave of absence without written permission from the Company. The written application submitted to the Company must specify the reasons for such leave. Requests for personal leave and mutually agreed upon start and end dates shall be in writing.

Section 3.	Personal leaves shall not normally exceed sixty (60) days in duration. Such leaves may be extended for additional periods, if approved by the Company. Once a personal leave has been awarded, it may only be cancelled prior to the end date by mutual agreement between the Company and the Pilot.

Section 4.	A Pilot who is granted a personal leave of absence to fly in the service of the international operation shall continue to accrue Seniority in the following manner:
A.	Company Seniority shall continue to accrue.

B.	Bidding Seniority shall accrue for twenty-four (24) months. Following this twenty-four (24) month period, Bidding Seniority shall be retained.

C.	In order to satisfy the requirements of Section 4b, the Pilot must be on the payroll of Air Logistics or Air Logistics of Alaska for a period of sixty (60) consecutive calendar days.

D.	A Pilot returning from such leave will not be permitted to bump another Pilot from his job assignment. If no job assignment exists, he will serve as a pool Pilot until a job becomes available for which he may bid or until he is assigned to an open job in accordance with Article 8.
II.	UNION LEAVE OF ABSENCE

Section 1.	A Pilot who accepts a temporary position with the Union (less than three (3) months) will be permitted to return to his original position upon release from such temporary assignment. Time under this paragraph will be extended if requested by the Union and agreed to by the Company up to a maximum of six (6) months.

Section 2.	When requested by the Union, a Pilot who is elected or appointed to a full-time position with the Union shall be granted an indefinite leave of absence. A Pilot leaving full-time service of the Union, for any reason, must return to duty within thirty (30) days or voluntarily forfeit all seniority rights.

Section 3.	A Pilot on a Union Leave of Absence shall continue to retain and accrue Bidding and Company Seniority for the duration of the leave.
III.	FAMILY AND MEDICAL LEAVE OF ABSENCE

Section 1.	Eligible Pilots shall be granted a leave specified under federal or state law provisions of the Family and Medical Leave Act (FMLA). All leaves granted by the Company which would qualify as FMLA will run concurrently with the employee’s FMLA entitlement.
A.	Refer to the Company Administrative Procedures Manual for specific rules and regulations with respect to the administration of FMLA.

Section 2.	Pilots on FMLA shall retain and accrue Company and Bidding Seniority and shall receive all benefits as provided for by the FMLA or applicable state statute.

Section 3.	A Pilot on a medical leave of absence due to a serious nonoccupational health condition of the Pilot, who does not return to work during the twelve (12) week period provided for under the FMLA, shall be granted an additional medical leave for the duration of the illness or injury, not to exceed twenty-seven (27) months or the length of his employment, whichever is less. During such leave, a Pilot shall retain and accrue Company and Bidding Seniority and shall be eligible for benefits pursuant to Section 5 below.

Section 4.	As provided for in the FMLA, regular accrued sick time and vacation must be taken during a FMLA leave of absence.

Section 5.	Pilots shall retain insurance coverage, provided the premiums are paid for at the applicable employee contribution costs for a period not to exceed twelve (12) months. Once the twelve (12) month period has been exhausted, the Pilot will be eligible for medical insurance under COBRA for the applicable period of time.

Section 6.	The Company will require a Pilot who requests a medical leave to present a report to the Company from his physician that sufficiently certifies his medical condition.

Section 7.	Prior to returning to duty from medical leave, a Pilot will be required to present a physician’s statement to the Company verifying that he is medically fit to perform all Pilot duties. In the event there is a dispute concerning the Pilot’s fitness for duty, the procedures in Article 16 shall be utilized to resolve the dispute.

Section 8.	A Pilot may choose to utilize either his disability benefits or sick time while on medical leave, however, he may not use both at the same time. Once a Pilot begins to receive disability benefits or requests and is granted an unpaid medical leave, he cannot use any additional sick time until he returns to active duty.

Section 9.	Pilots on an approved medical leave of absence shall have the option of applying for a temporary “light duty” position, if any are available, provided the Pilot meets the skill level for the position and his personal physician certifies that he is able to perform the job. The duration of the job is at the Company’s discretion and his performance must be acceptable to the Company. Compensation for light duty will be at the Pilot’s regular base rate of pay.
IV.	MILITARY LEAVE OF ABSENCE

Section 1.	Military leaves of absence and reemployment rights upon return from such leave shall be granted in accordance with applicable local, state, or federal law.

Section 2.	All orders for military duty, including National Guard and Reserve duty, shall be provided in writing, if available, to the Director of Operations, within four (4) calendar days of receiving the orders. If verification of the orders is not obtained in advance of the duty, the request for Guard or Reserve duty may be denied. Time off for optional training and/or course work must be approved in advance by the Director of Operations.

Section 3.	A Pilot on a military leave shall retain and accrue Company and Bidding Seniority.

Section 4.	All insurance benefits shall continue to be available to a Pilot for the duration of any military leave of absence of less than sixty (60) days.
V.	GENERAL

Section 1.	Except as provided for in this Agreement, during any nonmedical leave of absence, a Pilot will retain and accrue Bidding Seniority, but will accrue Company Seniority for purposes of pay, vacation and sick time for up to the first thirty (30) days of such leave. Unused or banked sick time cannot be used for leaves, except for FMLA leave. Earned vacation for the year will be paid out to the Pilot at the commencement of his leave of absence.

Section 2.	2. In the event of a layoff, a Pilot on a leave of absence who would otherwise be laid off will have his leave of absence cancelled. A Pilot will be notified that his rights under the Agreement have been changed to those of a furloughed Pilot.

Section 3.	Except as otherwise provided for in this Agreement, a Pilot returning from a military leave of absence, or any Pilot returning from any other approved leave of absence not to exceed ninety (90) days, will be restored to his former position if the position still exists or he will be placed in any other position where his seniority permits. Being restored to his former position means his job at the time of his leave of absence, his seat, aircraft type and job number. All other returning Pilots will be placed in any other vacant position for which he is qualified.
A.	Any Pilot returning from a leave of absence who requires training prior to returning to flying will be scheduled for required training as soon as possible at the discretion of the Company, not to exceed one (1) week. Pay shall resume when a Pilot commences training and shall be based on the position for which he is training.

Section 4.	All leaves of absences granted shall specify a date on which the Pilot will return to duty unless mutually agreed otherwise or by operation of law.

Section 5.	All leaves of absence shall be without pay, unless otherwise specified in the Agreement.

Section 6.	Unless otherwise specified in the Agreement, insurance coverage for a leave of absence will terminate at the end of the month in which the leave commences. After this date, an employee may elect to pay an amount equal to the group insurance premiums paid by the Company.

Section 7.	Failure of a Pilot to return to active status at the end of any leave of absence shall be deemed a voluntary resignation from the Company and his name will be removed from the seniority list.

Section 8.	Any Pilot on a personal leave who enters the services of another employer or who enters into a competing business of his own without first obtaining written permission from the Company will voluntarily forfeit his seniority rights with the Company.

Section 9.	A Pilot who is granted a leave of absence during his probationary period shall have his probationary period extended accordingly.

Section 10.	A Pilot on a leave of absence will keep the Company informed of his current address and telephone number.

Section 11.	All requests for leaves of absences must be submitted in writing through the Pilot’s immediate supervisor for approval. Final approval shall be obtained through the Director of Operations.
ARTICLE 12
VACATION AND SICK TIME
I.	VACATION DAYS

Section 1.	Vacation Accrual

Years	Vacation Days	Bi-Weekly Accrual (V)	Sick Days	Total
1-5	7	0.269	7	14
6	8	0.308	7	15
7	9	0.346	7	16
8	10	0.385	7	17
9	11	0.423	7	18
10-11	14	0.538	7	21
12-13	15	0.577	7	22
14-15	16	0.615	7	23
16-17	17	0.654	7	24
18	18	0.692	7	25
19	19	0.731	7	26
20	20	0.769	7	27
21 or more	21	0.808	7	28
Pilots working a five on and two off schedule/add 0.19 days bi-weekly accrual. Pilots working a four on and three off schedule/add 0.11 days bi-weekly accrual.
A.	In order to accrue vacation days, a Pilot must be an active employee on the payroll for at least fifteen (15) days in a month.

B.	New hire Pilots will accrue vacation days in a month only if they are on the payroll prior to the fifteenth (15th) of the month.

Section 2.	One-Hitch Vacation Scheduling
A.	On or before October 1 of each year, all Pilots eligible for vacation during the following year may submit a vacation request form for a one-hitch vacation not to exceed seven (7) days (except that eligible Pilots on a 14/14 schedule may request a full hitch vacation). The form shall list up to five choices for vacation. Any Pilot not submitting a vacation request form will be treated as not desiring this first one-hitch vacation.

B.	By October 15 of each year, the Company will publish a list of approved one-hitch vacations.

C.	On or before November 15 of each year, all eligible Pilots who are not granted a one-hitch vacation may resubmit a vacation request form, listing up to five (5) alternate choices, for a one-hitch vacation for any week not filled in accordance with I, Section 2A above.

D.	By November 25 of each year, the Company will publish a revised vacation schedule including all vacation requests granted, based on the criteria listed in I, Section 2A and B above.

E.	The Company will contact Pilots who, after completing the steps described in Sections 1 through 4 above, have been unable to schedule a one-hitch vacation, to discuss an acceptable time for the vacation in a week not filled in accordance with I, Section 2 A-D above.

Section 3.	Second One-Hitch Vacation Scheduling
A.	On or before December 1 of each year, all Pilots who are eligible for a second week of vacation during the following year may submit a second vacation request form for a second one-hitch vacation not to exceed seven (7) days. The form shall list up to five (5) choices for a second week of vacation during any week not already filled. Any Pilot not submitting a vacation request form will be treated as not desiring a second one-hitch vacation.

B.	By December 15 of each year, the Company will publish a list of approved vacations based on the criteria listed in I, Section 3A above.

C.	If an eligible Pilot does not receive a second one-hitch vacation, he may submit another vacation request form requesting a vacation in any week not already filled in accordance with I, Section 3A above.

D.	The Company will contact Pilots who, after completing the steps in Sections 1 through 3 above, have been unable to schedule a second one-hitch vacation, to discuss an acceptable time for the vacation.

E.	The Company will make available a sufficient number of weekly vacation slots each calendar year to insure that eligible Pilots will be offered their one-hitch and second hitch vacations; provided that a substantial change in the number of pilots employed by the Company will trigger a reevaluation of scheduled vacations to meet operational needs. The Company will formulate the number of yearly full hitch vacation slots by dividing the total number of anticipated vacation hitches for the year by 52.

Section 4.	Day-at-a-Time Vacations
A.	All Pilots who have accrued vacation may request a one-day (or several days) vacation at any time. Such requests will be granted on a first-come, first serve basis, consistent with operational needs. Operational needs permitting, the Company will make available to eligible Pilots such vacations up to three (3) consecutive days, but may grant up to seven (7) consecutive days. Requests for day-at-a-time vacations in November and December should be submitted no later than November 1; however, a request may be submitted at any time.

B.	In the event a Pilot voluntarily leaves the Company, he will be paid for his accrued vacation days, provided he has given the Company two (2) weeks notice of his departure.

Section 5.	Vacation Cancellation
A.	Any Pilot who is assigned a one-hitch vacation according to I above and who subsequently elects not to take the approved one-hitch vacation will not cause the Company to revise or reallocate other previously approved one-hitch vacations.

B.	When a one-hitch vacation is cancelled, the Pilot and the Company shall attempt to find a mutually agreeable substitute block during the current year. A Pilot whose vacation has been involuntarily cancelled, and cannot be rescheduled, shall receive one hundred and fifty percent (150%) compensation for that hitch.

C.	In the event the Company cancels a scheduled one-hitch vacation, all non-refundable vacation deposits that the Pilot is unable to recover, with the assistance of the Company, shall be reimbursed to the Pilot. Such expenses may include vacation deposits, pre-paid tickets, hotel fees, or any other pre-paid expenses associated with the cancelled vacation. In order to receive reimbursement, the Pilot shall provide the Company with proof of the expense.

D.	In the event it becomes necessary to cancel scheduled vacations, cancellations shall first be offered to volunteers in seniority order. If an insufficient number of Pilots voluntarily accept cancellation, vacations shall be involuntarily cancelled in inverse seniority order.

E.	Pilots returning from leave of absence who are unable to participate in the vacation request and approval process described above will receive priority on unassigned vacation weeks, or vacations that have been previously approved and cancelled.

Section 6.	Vacation Miscellaneous
A.	New hire Pilots will accrue vacation days in a month only if they are on the payroll prior to the fifteenth (15th) of the month. New hire Pilots are not eligible to take scheduled vacation days during their probationary period. The Company shall place three (3) days into a Pilot’s Sick Time Off Bank (STO) upon his successful completion of his probationary period. At the end of his first year of employment, an additional four (4) days shall be placed in his bank.

B.	A Pilot may use his current year’s allotment of vacation days in advance of time earned, but if a Pilot leaves the Company or is terminated before it is earned, any such time will be deducted from his final paycheck. Vacation days from the next year’s vacation allotment may not be advanced to a Pilot for use in the current year.
II.	SICK TIME (STO)

Section 1.	Accrual
A.	The number of sick days accrued each year is dependent on a Pilot’s years of active service with the Company in accordance with the schedule listed in I, Section 1. A Pilot may accrue a maximum of ninety seven (97) days sick leave, except that any Pilot who has greater than this maximum at the time this Agreement is executed shall be grandfathered with his accrued sick days and will not accrue any additional sick days until such time as his total sick days drops below the ninety seven (97) day maximum. Within ninety (90) days after the execution of this Agreement, a Pilot has the option of being paid for any sick days in excess of ninety (90) days at 100% of his applicable daily rate.

B.	Pilots must have at least seven (7) days in the STO Bank at the beginning of each calendar year prior to bidding vacations for that calendar year. Pilots who have less than seven (7) days in the STO Bank are required to set aside the appropriate number of vacation days to satisfy the STO Bank minimum.

Section 2.	Miscellenous
A.	The Company reserves the right to require a medical excuse for absences due to sickness. To the extent the Company requires a medical examination not covered by insurance, it shall be paid for by the Company, provided the Pilot submits receipts for reimbursement in a timely manner.

B.	Once the STO Bank is exhausted, a Pilot may use his remaining unused vacation days for sickness or injury off the job.
III.	PAYMENTS AND REIMBURSEMENT

Section 1.	Vacation/Sick Time Off Audit
A.	The Company shall track the number of vacation and sick days, both taken and remaining, in the Pilot’s Vacation/Sick Time Off Banks and shall make this information to the pilot on request during normal working hours.

B.	A Pilot will be paid for his unused vacation days at the end of each year, unless the Pilot notifies the Company no later than November 30 of the calendar year that he wishes to place his unused vacation days into the STO bank.

C.	Unused vacation days will be paid out at one hundred (100) percent of a Pilot’s applicable daily rate.

Section 2.	Separation of Employment
A.	If a Pilot voluntarily leaves the Company, he will be paid for his accrued vacation days at the rate of one hundred (100) percent, provided he has given the Company two (2) weeks notice of his departure.

B.	Upon normal retirement from the Company (defined as reaching age 62), or when declared medically retired by the Company, a Pilot will be paid his accrued vacation.
IV.	GENERAL AND MISCELLANEOUS

Section 1.	Personal Days and Emergency Days Off
A.	While on hitch, a Pilot may request a personal day off for unscheduled, personal reasons. Such requests will be given reasonable consideration by the Company and granted if operationally feasible.

B.	Personal days will be charged against the Pilot’s Vacation Bank.

C.	Personal days must be requested at least twelve (12) hours in advance.
V.	SWAP PROGRAM
A.	The Company will maintain a Pilot SWAP system which allows Pilots to swap days or hitches. Under this system, the swap must be between two Pilots who are qualified to fly the job to be swapped. The Company will permit Pilots to use Company mail and fax machines to administer the swap system and will permit Pilots to display swap requests on bulletin boards.

B.	The Swap must be submitted in writing for approval at least seven (7) days in advance of the swap, except in cases of emergency, and must contain all pertinent information concerning the swap, including contact numbers for both Pilots. The request must be signed by both Pilots.

C.	The swap may only be done in increments of one (1) full day.

D.	Within three (3) working days of the swap request, the Company will confirm to the two Pilots its receipt and acceptance or rejection of the swap request. When the Company has accepted a swap request, both Pilots become responsible for the swapped jobs as if they were their own; provided however, that if the responsible pilot has voluntarily terminated his employment prior to the date of his swapped assignment, the regularly assigned pilot is responsible for the assignment. If the Pilot is involuntarily terminated prior to performing his swapped assignment, the Company will deduct from his vacation bank the amount of pay for such swapped assignment.
ARTICLE 13
ON-THE-JOB INJURY (OJI) LEAVE

Section 1.	Pilots are eligible for worker’s compensation benefits with respect to injuries or illnesses arising out of and in the course of employment with the Company.

Section 2.	Vacation and Sick Days will not be charged to a Pilot who is injured on the job.

Section 3.	A Pilot must report the occurrence of an OJI to his supervisor immediately.

Section 4. A.	A pilot injured on the job, whose injury is covered by the Longshoreman and Harborworkers Act (USL&H Law), will receive worker’s compensation benefits in accordance with that law.
B.	A pilot, whose job is to work offshore, and whose injury is covered by State worker compensation law, will receive a supplemental payment from the Company in an amount equal to the difference between the benefit provided by State Law and the benefit provided by the USL&H Law.

C.	During the statutory waiting period, an injured Pilot will receive his base pay.

Section 5.	All insurance benefits shall continue to be available to a Pilot on the same basis as an active employee for a maximum of twelve (12) months, provided the Pilot continues to pay his portion of the insurance premium. Once the twelve (12) month period has been exhausted, the Pilot shall be eligible for medical insurance under COBRA for the applicable period of time.

Section 6.	The Company may require an injured Pilot to submit to a physical examination in accordance with the provisions of Article 16.

Section 7.	Prior to returning to duty from an OJI Leave, a Pilot shall be required to present a physician’s statement to the Company verifying that he is medically fit to perform all Pilot duties. In the event there is a dispute concerning the Pilot’s fitness for duty, the procedures of Article 16 shall be utilized to resolve the dispute. Upon return from an OJI Leave, a Pilot shall be returned to his former position if the position exists or to any other position where his seniority permits

Section 8.	When a Pilot covered by this Agreement suffers a job-related injury, the Company shall inform the Pilot of his rights under the applicable state’s Worker’s Compensation statute and the Longshoreman’s Act, if applicable.

Section 9.	During an OJI Leave, the Company may offer, and a Pilot may accept light duty, provided it is consistent with his medical restrictions. During a light duty assignment, the Pilot shall be compensated at his applicable base pay.

Section 10.	Worker’s Compensation benefits made by the Company shall be reduced (as allowed by applicable Worker’s Compensation statutes) to the extent the Pilot receives income from other sources. These shall include, but not be limited to, such other outside income as social security benefits and/or outside employment.

Section 11.	If a Pilot sustains an on-the-job-injury while at work away from his base station, the Company shall provide transportation to return the Pilot to his base station. If a Pilot sustains an on-the-job-injury requiring medical attention, the Company shall provide the Pilot transportation to the extent necessary to obtain medical attention.
ARTICLE 14
BEREAVEMENT LEAVE

Section 1.	The Company shall grant a bereavement leave for a reasonable time, not to exceed seven (7) days for the death of a member of the Pilot’s immediate family. Pilots on bereavement leave shall be paid for each duty day missed, up to a maximum of seven (7) days. In exceptional circumstances, the Company may extend such paid leaves beyond seven (7) days. With respect to pilots in the Alaska operations, bereavement leave includes absences due to life-threatening illness, injury or death of an immediate family member.

Section 2.	For the purposes of this Article, a Pilot’s immediate family shall include his mother, father or legal guardians, spouse, children, brother, sister, grandparents, mother-in-law and father-in-law.

Section 3.	The Company, at its discretion, may extend the duration of a bereavement leave or grant bereavement leave for persons other than the Pilot’s immediate family.

Section 4.	Bereavement leave is not compensable when the Pilot is on days off, leave of absence, vacation, sick leave,

layoff, or suspension.

Section 5.	The Company will accept any method of reasonable proof of death and funeral. This will include a newspaper clipping, copy of death certificate, etc.
ARTICLE 15
JURY DUTY

Section 1.	When a Pilot is called for Jury Duty, he is required to present proof in the form of a court summons or subpoena for jury duty to his supervisor as soon as possible.

Section 2.	A Pilot serving on Jury Duty shall receive his regular pay. The day or days for which a Pilot will receive pay for Jury Duty must fall within the Pilot’s regularly assigned workweek (the day or days the Pilot normally works). Any monies received by a Pilot from the court for Jury Duty shall be signed over to the Company.

Section 3.	Jury pay is not applicable when a Pilot is on suspension, leave of absence, Vacation/sick time, layoff or day(s) off.

Section 4.	In the event a Pilot is released from Jury Duty on a duty day, he shall be required to return to his base provided the court is located within reasonable proximity to the base and he has at least six (6) hours remaining in his duty day.

Section 5.	If a Pilot is called for Jury Duty twice within a twelve (12) month period in a jurisdiction where citizens are exempt on the second call within the twelve (12) month period, the Company is not obligated to pay for Jury Duty.

Section 6.	Pilots under subpoena for reasons other than those benefiting the Company or Jury Duty, will be charged to vacation. When vacation is not available, the time off will be without pay.
ARTICLE 16
FEES AND PHYSICAL EXAMINATIONS

Section 1.	Should the Company require any Pilot to be bonded in the performance of his duties, the premium involved shall be paid by the Company.

Section 2.	In the event identification badges or cards are required, the Company shall provide identification badges or cards at no cost to the Pilot. In the event the I.D. badge or card is lost or misplaced by the Pilot, he shall be charged for the total cost of a replacement badge or card and shall be required to secure such badge or card on one of his days off.

Section 3.	Pilots shall maintain a rotorcraft Helicopter Commercial Certificate with an Instrument Rating at his expense.

Section 4. A.	It shall be the responsibility of each Pilot to pay for and arrange his regular medical examinations by a qualified aeromedical examiner of the Pilot’s choice, as required by the Federal Aviation Regulations. Examinations will be scheduled while the Pilot is off-duty. A copy of the medical certificate will be provided to the office of the Chief Pilot by the 25th day of the month due. If a pilot, whose certificate is expiring, cannot complete his work hitch prior to the end of the month, he will not be allowed to begin that work hitch.
B.	Any additional physical exams and/or tests required by the Company or a customer beyond those required as provided for in Section 5(A) of this Article shall be paid for by the Company, including reasonable and necessary travel expenses.

Section 5. A.	When the Company believes that there are grounds to question a Pilot’s physical or mental condition to remain on flight status, the Company may require that such Pilot be examined by a medical examiner designated by the Company.
B.	Any medical examination or tests required by the Company pursuant to Section 5(A) of this Article shall be paid for by the Company. Payment shall be made by the Company directly to the medical examiner and/or test facility conducting such examination or tests.

C.	A Pilot will be provided a copy of the Company physician’s report. This report will state specifically if the Pilot is able to perform his duties.

D.	A Pilot who fails to pass a Company physical examination may have a review of the case. Such review will proceed in the following manner:
1.	Within fifteen (15) calendar days of the date the Pilot is presented the report of the Company physician, the Pilot may employ a qualified medical examiner of his own choosing and at his own expense for the purpose of conducting a physical examination for the same medical purpose as the examination made by the Company’s medical examiner.

2.	A copy of the findings of the qualified medical examiner chosen by the Pilot shall be submitted to the Company within seven (7) business days of receipt by the Pilot, and will state if he is able to perform Pilots’ duties. In the event that such findings verify the findings of the medical examiner employed by the Company, no further medical review of the case shall be afforded.

3.	In the event that the findings of the medical examiner chosen by the Pilot disagree with the findings of the medical examiner employed by the Company, the Company will, at the written request of the Pilot, ask the two (2) medical examiners to agree upon and appoint a third qualified and impartial medical examiner who is a specialist in the area of the Pilot’s alleged disability, for the purpose of making a further medical examination of the Pilot. In the event the Pilot fails to submit a written request, within fifteen (15) calendar days after the findings, the results of the original Company examination shall govern.

4.	The decision of the impartial physician, who has been agreed upon by the Company physician and the Pilot’s physician, shall be final and binding on all parties.

5.	The expense of employing the impartial medical examiner shall be borne equally by the Company and the Pilot. Copies of the medical examiner’s report shall be furnished to the Company and to the Pilot.
E.	When a Pilot is removed from flight status by the Company as a result of failure to pass the Company’s physical examination, and appeals such action under the provisions of this Section, he shall, if subsequently found by the impartial examiner to have been fit to perform the work at the time of removal, be reimbursed at his regular rate of pay and medical expenses.
ARTICLE 17
TRAINING
I.	RECURRENT TRAINING

Section 1.	The Company will attempt to schedule recurrent training on days off to minimize disruption to the operation. The Company will make reasonable efforts to schedule training immediately before or immediately after a Pilot’s hitch. If recurrent training cannot be scheduled immediately before or after his hitch, the Company shall provide the Pilot with housing and per diem during the day(s) off between his training and his hitch. Pay for recurrent training will be in accordance with Article 21 of this Agreement.

Section 2.	In the event a Pilot is unable to attend training on the day(s) assigned, he will notify the Manager of Gulf Coast Operations as far in advance as possible. The Manager will work with the Pilot to arrange for alternative training dates. However, if there are no mutually agreeable dates available, the Pilot will remain obligated to conduct the training on the original dates assigned by the Company.

Section 3.	Each month, the Company will publish a list of recurrent training. At the beginning of each year, the Company will also publish a list of scheduled recurrent training classes for the year along with a list of Pilots assigned to such training. It will be the responsibility of the Pilot to know the dates for his scheduled recurrent training class and whether a Pilot’s recurrent training has been rescheduled due to a change in assignments.
II.	UPGRADE TRAINING

Section 1. A.	Upgrade training is defined in Article 9, Section 2.
B.	The Company will attempt to schedule upgrade training on days off to minimize disruption to the operation. The Company will make reasonable efforts to schedule training immediately before or immediately after a Pilot’s hitch. If upgrade training cannot be scheduled immediately before or after his hitch, the Company shall provide the Pilot with housing and per diem during the day(s) off between his training and his hitch. Pay while in upgrade training will be in accordance with Article 21 of this Agreement.
III.	SPECIAL TRAINING AND NEW HIRE TRAINING

Section 1.	The Company will attempt to assign any nonrecurrent special training on a Pilot’s day off to minimize disruption to the operation. The Company will make reasonable efforts to schedule training immediately before or immediately after a Pilot’s hitch. If special training cannot be scheduled immediately before or after his hitch, the Company shall provide the Pilot with housing and per diem during the day(s) off between his training and his hitch. (This preceding sentence is not applicable for new hire training.) Pay for special assignment training will be in accordance with Article 21 of this Agreement.
IV.	TRAINING FAILURES

Section 1.	It is recognized that not all Pilots reach the required level of proficiency in the same amount of time. Therefore, when it becomes apparent to the Company that a Pilot will require time in excess of that usually required to reach proficiency, the Company Training Department will, in consultation with the Pilot, determine the cause of his inability to reach the required proficiency level and establish a plan for correcting the problem. In the event a Pilot fails to demonstrate the required degree of proficiency after completion of the individual training plan, he will be handled in accordance with the provisions outlined below.
A.	Recurrent Training
1.	A Pilot who fails any portion of recurrent training (written exam, oral exam, flight check) will be removed from line duty without pay for up to seven (7) days, commencing with the first day of his next scheduled hitch, or until he has commenced retraining and has been successfully retested by the Company.

2.	A Pilot who fails his oral exam or flight check may request a change in instructor or additional training prior to his retest.

3.	If the Pilot fails the retest, his status with the Company will be reviewed.
B.	Upgrade/Transition Training
1.	A Pilot who fails any portion of his upgrade/transition training after a retest (written, oral or flight check) will have the training discontinued. The Pilot will be returned to his previously flown aircraft if the aircraft is still being flown by the Company, or any other available aircraft for which he is qualified.

2.	A Pilot who fails his oral exam or flight check may request a change in instructor or additional training prior to his retest.

3.	A Pilot who fails upgrade/transition training will not be permitted to upgrade in that aircraft for a period of six (6) months following his training failure. A Pilot who fails upgrade/transition training a second time will not be permitted to upgrade in that type of aircraft for a period of thirty (30) months following his training failure. It is understood and agreed that the Company has the right to conduct a line check following any training failure.

4.	A Pilot who fails upgrade/transition training for a third (3rd) time will no longer be considered eligible for upgrade training in that type of aircraft.
C.	Flight Check/Progress Ride
1.	When a Pilot fails a flight check given as a result of an aircraft incident or an observed departure from normal flight procedures, his status with the Company will be reviewed.

2.	If an oral exam is necessary and the Pilot fails a retest, his status with the Company will also be reviewed.
D.	Initial Training (New Hire)
1.	A Pilot who fails any portion of his new hire training will be subject to termination by the Company.
ARTICLE 18
FACILITIES, EQUIPMENT AND UNIFORMS

Section 1.	In the Gulf of Mexico, the Company shall provide Pilots with clean and comfortable rooms near its operating bases. For the purpose of this Agreement, clean and comfortable rooms may be either apartment units, motels or mobile homes. These rooms will be provided under the following circumstances:
A.	When a Pilot engages in a Workover at an unassigned base;

B.	When a Pilot does not work within a reasonable proximity of his home regardless of whether he is on regular hitch or Workover; or

C.	When travel back to his home would prevent a Pilot from receiving minimum rest in accordance with FARs.

D.	All new mobile homes purchased by the Company will be limited to a maximum of five (5) bedrooms. Existing mobile homes that have six (6) bedrooms may continue to be used. However, if any Pilot in a six (6) bedroom mobile home objects to such sleeping accommodations, the Company will place one (1) of those Pilots into a nearby apartment unit, motel, or another mobile home when available. No Pilot will be asked to share his sleeping room with another. Normal furnishings will be provided, including air-conditioning, furniture, television, stove and/or microwave oven, cooking and eating utensils and washer and dryer. If not provided in the mobile homes, washers and dryers shall be provided near the housing.

E.	All bases shall maintain an adequate supply of overnight gear, including sheets, blankets, pillows, pillow cases and towels for transient pilots.

F.	When Company-provided rooms are filled to capacity, or otherwise not available, the Company shall, provide individual motel accommodations, when available, including transportation to and from such facility for non-domiciled Pilots.

Section 2. A.	In the Alaska operation, the Company provides an apartment in the Fairbanks area to Pilots who do not live within a reasonable proximity of the Fairbanks area, regardless of whether they are on regular hitch, training, or workover, on a first come, first serve basis. To the extent that such housing is not available, the Company will provide these Pilots with other clean and comfortable accommodations.
B.	When an Alaska Pilot works away from the Fairbanks area overnight, his lodging and meal expenses will be reimbursed by the Company.

Section 3.	Company-provided accommodations will be cleaned at Company expense at least once a week. It will be the responsibility of each Pilot housed in Company-provided accommodations to treat all furnishings and appliances with care.

Section 4.	The Company will make a reasonable effort to insure that customer-provided accommodations are suitable, clean and comfortable. If a Pilot finds the customer-provided accommodations substandard, he shall immediately report his specific complaint to the Company, and the Company will promptly investigate and will work with both the Customer and the Pilot to resolve the complaint. In any case where the customer-provided accommodations are substandard, the Pilot will be permitted to move to another location with acceptable accommodations, if such accommodations are reasonably available. In the Alaska operation, the Company will define the “standard” for accommodations for particular jobs.

Section 5.	The Company shall furnish its Pilots with all necessary equipment to perform their duties. This equipment shall not include headsets or computers, but shall include Switlik vest style PFDs.

Section 6.	Pilots are responsible for all equipment assigned to them, and if they lose equipment, or damage equipment through negligence, the Pilot will be required to reimburse the Company for the cost of the replacement. Company-provided equipment that becomes inoperative as a result of normal wear and tear shall be repaired or replaced by the Company.

Section 7.	In the Gulf of Mexico, Pilots will be issued a set of seven (7) uniforms and a jacket upon hire. Should a Pilot uniform show exceptional wear and tear during a one (1) year period, the Pilot should consult with his supervisor for replacement items. Upon request and subject to approval by the Company, Pilots shall be entitled to four (4) replacement items per year. Pilots assigned to Air Logistics of Alaska will be issued two (2) Nomex flight suits, one (1) winter coverall or equivalent, and one (1) Multi-season jacket.

Section 8.	On or before June 1st of each year, the Company will pay to each Pilot an equipment allowance of two hundred dollars ($200.00).

Section 9.	The Company shall have the right to determine reasonable grooming standards for Pilots. Such standards will be published and distributed to all Pilots.
ARTICLE 19
SEVERANCE PAY

Section 1.	A Pilot who is laid off shall receive severance pay based on the total amount of Company Seniority under this Agreement unless one or more of the following conditions exist:
A.	He exercises his seniority in order to remain in the employ of the company.

B.	He accepts any other employment with the Company or refuses to accept a job or assignment within his category as “Pilot” in the Company.

C.	The layoff is caused by circumstances beyond the control of the Company. Examples of this would include a war or foreign invasion, an act of God/natural disaster, an official state of emergency, a strike affecting the Company’s business, a work stoppage, a government grounding of aircraft, or the revocation of operating certificate(s).

D.	He is dismissed for just cause, resigns or retires.

Section 2.	The amount of severance pay due to a Pilot under this Article shall be based on the Pilot’s Company Seniority with the Company and shall be computed on the basis of the Pilot’s regular base pay at the time of layoff as follows:

Completed Years of Service	Severance Allowance
1 year but less than 4 years	2 weeks
4 years but less than 8 years	4 weeks
8 years but less than 12 years	6 weeks
12 years but less than 16 years	8 weeks
16 years or more	10 weeks

Section 3.	Severance pay shall be paid on the dates of his regular pay periods.

Section 4.	Severance pay shall continue until all severance pay has been paid. However, if a Pilot is recalled, severance pay shall stop on the effective date of recall.

Section 5.	The Company may offer voluntary leaves of absence to offset scheduled furloughs.

Section 6.	The Company may offer voluntary furloughs to Pilots flying a specific aircraft and/or seat to offset scheduled involuntary furloughs. Volunteers shall be entitled to all of the provisions of this Article, except that severance pay will be calculated based on the position of the most junior Pilot scheduled for involuntary furlough. Return to active status shall occur only as a result of the normal recall process.

Section 7.	Medical, dental and life insurance for laid off Pilots and their eligible dependents will continue on the same basis as active Pilots until all severance pay has been paid.
ARTICLE 20
MOVING EXPENSE

Section 1.	The Company shall provide a paid move to a Pilot who is required to move by the Company as a result of the opening of a new base(s) that is not part of the Gulf Coast operations, provided that the Pilot moves within thirty (30) miles of his new base. The Company shall also provide a paid move to a Pilot who elects to relocate his residence to within a thirty (30) mile radius of his currently assigned base from a residence outside such a radius. However, a move will only be paid if it results in the Company not having to provide the Pilot with Company-provided accommodations at his current base.

Section 2.	In order to receive a Company-paid move, Pilots must complete such move within twelve (12) months from the date of notice and shall be entitled to the following reimbursement upon presentation of reasonable documentation.
A.	Actual moving expense for normal household effects including normal packing charges up to a maximum of twelve thousand (12,000) pounds. Not included in the move are the transportation of pets/animals, boats, automobiles, motorcycles, heavy shop or hobby equipment.

Section 3.	Pilots shall be allowed the following enroute expenses when properly substantiated by receipts during the period of enroute travel:
A.	For Pilot only — $30.00/day

B.	For Pilot and Spouse — $60.00/day

C.	For each dependent child — $15.00/day
The period of enroute travel shall continue after arrival until the day the household effects arrive or until the end of the fifth day, whichever comes first.

Section 4.	For the purpose of determining necessary travel time, the Company will allow one (1) travel day for each five hundred (500) miles or fraction thereof, to a maximum of three (3) travel days when driving a vehicle. The Pilot is expected to move during his days off and be prepared to work on his regular hitch. Travel time will be determined by the most direct AAA mileage between the two (2) cities.

Section 5.	In addition to moving expenses, one (1) vehicle per family may be driven to the new location and the Pilot will be reimbursed at the rate established by the IRS. It is agreed by the parties that as of the date of signing of this Agreement, the mileage rate will be thirty-one (31) cents per mile by the most direct AAA highway mileage. No expenses will be paid for a second vehicle.

Section 6.	To be eligible to obtain reimbursement from the Company, a Pilot must meet the requirements of Section 1 of this Article and have:
A.	completed his probationary period,

B.	provided the Company with at least thirty (30) days advance notice of the move,

C.	not have had another Company-paid move in the preceding twenty-four (24) months, and

D.	use a Company contracted mover, if required to do so by the Company.

Section 7.	Pilots who voluntarily leave the Company within twenty-four (24) months of a paid move will be required to reimburse the Company for all moving expenses provided under this Article.

Section 8.	Pilots eligible for reimbursement of moving expenses electing to move themselves shall be reimbursed for actual moving expenses such as truck rental, gas, oil, drop-off, and other Company-approved expenses. Pilots must notify the Company in advance of a move, receive prior Company approval, and follow the specified procedures per Company policy in order to be reimbursed.
A.	The actual expenses reimbursed cannot exceed the total estimated cost of a Company-coordinated move.

B.	If the actual move by the employee is less than the lowest estimate for a Company-coordinated move, one half of the difference will be paid to the employee. Total reimbursement shall not exceed the reimbursement for which the employee is eligible pursuant to Sections 2, 3 & 5 of this Article.
ARTICLE 21
COMPENSATION

Section 1.	Rates of pay for Pilots in the Gulf of Mexico are shown in Appendix A and shall become effective on the dates listed in the Appendix.

Section 2.	While attending training, as defined in Article 17, a Pilot will receive 100% of his applicable base pay, regardless of whether the training occurs on or off hitch.

Section 3.	Training pay for new hire Pilots will be determined by the Company and may be modified from time-to-time based on market conditions. In no event shall pay for new hire Pilots exceed the base salary for Pilots in their first year of service.

Section 4.	A Pilot’s base salary will not increase until he has successfully completed all training and reports for duty for the first revenue flight in the upgraded aircraft.

Section 5.	Effective on the date of the execution of this Agreement, Pilots who have been given credit for offshore experience (not to exceed five (5) years) at the time of hire will be advanced on the pay scale to the level of their credited experience and years of service with the Company.

Section 6. A.	Thirty (30) days after the execution of this Agreement, Pilots on the active payroll will be paid a lump sum equivalent to 100 percent of the increase in the base pay for the Step he occupied the day before the execution of this Agreement, provided in Section 1 of this article, and workover provided in Section 8 of this article, from May 19, 2003 to the date of ratification of this Agreement, to the extent the Pilot was on the active payroll during such period.
(Note: The Company will consider days spent on Union Leave by members of the Union Negotiating Committee to be days worked for the purpose of calculating retroactive pay.)
B.	Pilots who are on military leave or medical leave at the time of the execution of this Agreement will receive such retroactive pay in a lump sum to the extent they were on the active payroll and working during the period from May 19, 2003 and the date of ratification of this Agreement.

Section 7.	All supplemental pay for Workovers and temporary assignments shall be paid at the rate of one-fifteenth (1/15) of the monthly supplement for each day of applicable work performed.

Section 8.	Workovers. A Workover shall be paid at one and one-half (1.5) times the daily rate in the Gulf of Mexico operation. The daily rate is equal to one-fifteenth (1/15) of the monthly base salary for the actual aircraft flown or for what a Pilot was scheduled to fly on the workover, whichever is greater as provided in this Article.

Section 9.	Partial Workovers. If a Pilot is required to remain overnight because of weather or other operational necessities or accepts work on a scheduled day off for the purpose of repositioning an aircraft, he will receive workover pay based on duty time rounded to the next hour with a minimum of four (4)hours (based on a twelve (12) hour day.)
ARTICLE 22
SUPPLEMENTAL PAY

Section 1.	Check Airman. In addition to their base pay, Company-designated Check Airmen shall receive an override of five hundred dollars ($500.00) per month. The monthly override shall be prorated if the Check Airman serves in that capacity for a portion of the month.

Section 2.	Field Check Airman. In addition to their base pay, Company-designated Field Check Airmen shall receive an override of two hundred dollars ($200.00) per month. The monthly override shall be prorated if the Field Check Airmen serves in that capacity for a portion of the month.

Section 3.	Pilot Mechanic. In addition to their base pay, Company-designated Pilot/Mechanics shall receive an override of five hundred dollars ($500.00) per month. The monthly override shall be paid only when the Pilot is called upon to perform such work and shall be prorated based on the number of days actually working in that function.

Section 4.	Lead Pilot. In addition to their base pay, Company-designated Lead Pilots shall receive an override of three hundred ($300) per month. The monthly override shall be prorated if the Lead Pilot serves in that capacity for a portion of the month. The Company may reserve two line pilot flying jobs, which they may assign to four lead pilots without bidding

Section 5.	Line Training Captain. In addition to their base pay, Company-designated Pilot Trainers shall receive an override of two hundred dollars ($200.00) per month for all periods or partial periods the Pilot performs such functions with a new hired Pilot. Any partial periods will be pro-rated for the month.

Section 6.	IFR/SIC Pilots. In addition to their base pay, IFR/SIC Pilots shall receive an override of one hundred twenty-five dollars ($125.00) per month. Any partial periods will be pro-rated for the month.
ARTICLE 23
BONUSES

Section 1.	Offshore Bonus. In addition to his base salary, a Pilot required by the Company or customer to remain at an offshore location overnight shall receive forty dollars ($40) per night and is not eligible for per diem.

Section 2.	Sling Bonus. In addition to base salary and when sling rates are charged to customers, a Pilot required by the Company to conduct external load operations in revenue service shall receive thirty-five ($35) per flight hour or fraction thereof.

Section 3.	Night Flight Bonus. In addition to base pay and when night rates are charged to customers, a Pilot required by the Company to fly in revenue service during the hours of official sunset to official sunrise as reported by the United States Naval Observatory shall receive thirty-five ($35) per flight hour or fraction thereof.

Section 4.	SAFETY AND SERVICE INCENTIVE PLAN (SSIP)
A.	For the term of this agreement, the SSIP will be provided to Pilots on the same terms as it is provided to all other eligible employees of the Company.

B.	A Pilot shall be eligible for the SSIP once he has completed a full quarter of active service with the Company. Active service means a Pilot on the payroll.

ARTICLE 24
WORKOVER/OVERTIME

Section 1.	Workover Pay
A.	A Workover is defined as being scheduled for and reporting to work on a regularly scheduled day off.

B.	A Workover rate shall apply regardless of job assignment, aircraft flown or hours on duty.

Section 2.	Workover Procedures And Assignments
A.	It is understood that Workovers are a viable and popular means for providing additional income and, as such, should be assigned in a fair and equitable manner.

B.	A Pilot who desires a Workover assignment will submit a Written Workover Form, which will be provided by the Company, to the ARA scheduling department. The request will include:
1.	Pilot’s name and contact number;

2.	The date(s) a Pilot is available to Workover on his off hitch;

3.	The aircraft a Pilot is able and willing to fly;

4.	The bases at which a Pilot is willing to Workover; and

5.	Whether the Pilot can be contacted to perform emergency Workovers.
C.	A Pilot is responsible for ensuring that the information on file in the scheduling department is accurate and that the dates requested for the Workover are correct.

D.	The Company will maintain a Workover list that will be redone each Friday. Therefore, Pilots must request Workovers no later than the Friday before the week that includes the Workover. A Pilot who agrees to a Workover shall be considered on hitch for the dates agreed to by the Company and Pilot. If the Company cannot reach a Pilot to cancel a Workover before the Pilot leaves home, the Pilot will be given the choice of returning home, with mileage and meal allowance in accordance with Articles 25 and 26, or accepting other available work. If other work is not available, the Pilot will receive workover pay in accordance with Article 21.

E.	The Company shall maintain two (2) Workover lists.
1.	The Emergency list will contain the names of those Pilots who are able to report to work on two (2) hours notice.

2.	The Normal Roster will be divided into two (2) groups: those Pilots who want to perform Workovers at any base; and those Pilots who want to perform Workovers only at a specified base.
F.	Normal Workovers will be offered in the following order:

1.	To Pilots with “off days” between training and their hitch;

2.	To Pilots who fly the job on the opposite hitch;

3.	To any qualified Pilot, in seniority order, by requested base;

4.	To supervisors.
G.	Emergency Workovers will only be offered to Pilots who meet the criteria identified in Section 2, Paragraph (E.1) of this Article except in the event of a hurricane. In the event of a hurricane, the Company will make reasonable efforts to contact workover Pilots on a seniority basis, but reserves the right to make assignments on a first come, first serve basis.

H.	Pilots will be passed over for Workovers when:
1.	A Pilot is not qualified;

2.	A specific customer requests that a certain Pilot not fly his job;

3.	There is a conflict with a Pilot’s regular job (i.e., FAR limitations);

4.	The dates of a Pilot’s availability conflict with the length of a job (i.e., 1-day job vs. RON);

5.	A pilot does not answer a phone call from the Company. A daily phone record shall be maintained to verify that a call to the Pilot has been made.

6.	A Pilot is unable to give the scheduling department a definitive answer at the time of the call.
I.	A Pilot will be allowed to use a beeper as his contact number only for Normal Workovers. A Pilot contacted on his beeper will have fifteen (15) minutes to respond to his page or he will be passed over for a Workover assignment. It will be the Pilot’s responsibility to make certain that his beeper is in working order.

J.	Any Pilot who refuses two (2) Workover offers will be placed at the bottom of the list for the remainder of the hitch.

K.	When the procedures of Section 2, Paragraph F of this Article have been exhausted, the Company may remove a Pilot from his job at his base, in reverse seniority order, to fulfill such requests for as short a period as possible, not to exceed three (3) days. This is in accordance with the procedures of Article 8, I, Section 3.

L.	When assigning Workovers, base supervisors will make every reasonable effort to follow the guidelines set forth in this Article. Further, they will insure, to the best of their ability, that Workovers are distributed equally to all whose names appear on Workover rosters at their respective bases.

M.	Supervisors shall not be used on revenue flights which could be flown by Pilots on Workover status, or in any manner so as to avoid hiring a Workover Pilot, except in the following circumstances:
1.	Medical emergencies;

2.	When every reasonable effort has been made to secure a Workover Pilot in accordance with the provisions of this Article and such efforts were unproductive.

Section 3.	Compensatory Time
A.	Compensatory Time means a Pilot requests a day off from a regularly scheduled workday in lieu of Workover pay. Such time shall be compensated as his regular base pay.

B.	The request for compensatory time must be agreed to by the Company and the day off shall be granted by mutual agreement. In the event mutual agreement cannot be reached, the Pilot shall receive the applicable Workover pay.
ARTICLE 25
TRAVEL PAY

Section 1.	Mileage pay shall be paid at the applicable rate established by the Internal Revenue Service under the following circumstances:
A.	When required to relocate to another base or location other than the Pilot’s assigned base via personal vehicle. Mileage will be calculated from the point of the Pilot’s assigned base to the location directed by the Company.

B.	When mileage is in excess of thirty (30) miles for use of a personal vehicle. When computing mileage, figures must reflect mileage from ARA to Workover base or mileage from the Pilot’s home to Workover base, whichever is the lesser distance or if applicable, mileage from assigned base to the Workover base.

Section 2.	Mileage will not be paid in cases of Workover at the assigned bases when such Workover immediately proceeds or follows a normal work schedule.

Section 3. A.	Additional Crew Member Agreement (ACM). As the flight deck crewmembers covered under this agreement reside in various locations, and are subject to frequent changes of job assignment with little or no notice, the Company shall make reasonable efforts to enter into ACM Agreements with other carriers in the Air Transportation Industry to provide for transportation related to commuting to and from their residence to job assignments.
B.	If requested by a Pilot, the Company shall provide a Photo Identification Card that provides sufficient information about each Pilot and the Company. The Photo ID System shall be available within ninety (90) days from the effective date of this Agreement.
ARTICLE 26
PER DIEM

Section 1.	A Pilot shall receive per diem under the following circumstances.
A.	Pilot On Regular Work Schedule — When required to relocate via vehicle or aircraft after arriving at their assigned base, a meal allowance is paid. This excludes an offshore location where a Pilot receives an offshore bonus.

B.	Pilots Assigned Offshore — Pilots assigned to offshore contracts who are required to RON onshore during a hitch shall receive per diem of $22.50 per day in lieu of offshore bonus.

C.	Pilot Working Over — When a Pilot is on a Workover, a meal allowance is paid.

Section 2.	Per Diem shall be paid at the rate of $7.50 per meal, to a maximum of $22.50 per day.
ARTICLE 27
INSURANCE BENEFITS

Section 1. A.	The Company shall provide the following employee benefit plans:
Group Term Life/AD&D Insurance: 2 x salary to $200,000. The Company will provide group term life/AD&D benefits on a non-contributory basis.
Disability Insurance:
Short Term Disability: 66.6% of base pay to a maximum monthly benefit of $2,500.
Long Term Disability: 50% of covered monthly compensation to a maximum monthly benefit of $5,000.
The Company will permit employees to purchase a short term disability option and up to two supplemental insurance coverages, selected by the Union, through AFLAC each year at the time of open enrollment. The Union will notify the Company which two supplemental insurance plans have been selected for the year at least thirty (30) days in advance of the time of open enrollment.
Medical Insurance:
$750 deductible plan: Benefit amended to provide an individual out-of-pocket maximum of $2,000 (including deductible) and a family out-of-pocket maximum of $4,000 (including deductibles). Note: Plan provisions prohibit some benefits from being reimbursed at 100%.
Contributions for the $750 deductible plan will be made on the same basis as other Company employees.
Dental Insurance: Current Company policy.

Section 2.	As announced to all Employees, by the Company, on November 14, 2003, contributions for the 750 deductible plan are as follows:
Employee only coverage: $36.00 per month.
Additional for dependent coverage: $175.00 per month.
These contributions will remain in effect to 12/31/2006. Any future adjustments to the current employee contributions will be made on the same basis as other company employees and will not exceed the percentage of increase in national healthcare costs as shown in the Kaiser Family Foundation Health Benefit Survey during the term of this Agreement.
ARTICLE 28
RETIREMENT AND 401(K) PLAN

Section 1.	The Company shall match a participating Pilot’s 401(k) salary deferral contribution dollar for dollar to a maximum of the first three (3) percent of gross earnings, exclusive of bonuses.

Section 2.	The Company shall also contribute three (3) percent of gross earnings, exclusive of bonuses for each Pilot who is on the payroll as of December 31 of each year. Contributions shall be made on an annual basis. No contribution shall be required to be made by any Pilot in order to be eligible for the three (3) percent Company contribution.
ARTICLE 29
SAFETY/ACCIDENT PREVENTION

Section 1.	The Company shall continue to maintain safe and healthful working conditions for its Pilots and agrees to further that important goal by establishing a joint Company/Union Safety Committee and creating an Accident Prevention Policy.

Section 2.	In that the Company is engaged in a vital service to our Customers, the Company and Union have a particular obligation to carry out this service courteously, efficiently and with due regard for the safety of our passengers and ourselves. The Company and the Union recognize their duty and responsibility to assist in the maintenance of the Accident Prevention Policy. The Policy shall consist of the following guidelines:
A.	Safety is a primary concern of every operational undertaking.

B.	The Company and the Union recognize that the safe working conditions, proper and adequate training, equipment and protective devices are important elements in the workplace setting. Required equipment shall be provided by the Company.

C.	The Company will train Pilots in any new aircraft, its components, or on any new procedures which they may be required to utilize.

D.	All Pilots must follow accident prevention measures.

E.	Both the Company and the Pilots must follow all applicable Federal Aviation Regulations.

Section 3.	In the Gulf of Mexico operation, the Company agrees to include in its monthly Safety Committee meeting two Pilots on work hitch, selected by the Union, one of whom shall be from the Training Department and one of whom shall be an on-duty Line Pilot on regular duty assignment at one of the following bases: Creole, Intracoastal City, New Iberia, Patterson, Houma or Galliano. If the Pilot is required to travel, he will receive mileage and per diem. In the Alaska operation, one Pilot will be selected to attend each meeting of the Safety Committee.

Section 4.	In the event either the NTSB or the FAA conducts an investigation of an accident, and the Company is permitted to have a representative participate, the Company will request that a Pilot selected by the Union also be permitted to participate. Any such Pilot will not be paid by the Company for time spent in such an investigation.
ARTICLE 30
GENERAL AND MISCELLANEOUS

Section 1.	Any deviation from this Agreement shall be made by mutual consent between the Company and the OPEIU. Such mutual agreement must be in writing and signed by both parties thereto.

Section 2.	Any Pilot leaving the service of the Company shall, upon request to the Human Resources Department, be provided with a letter setting forth the Company’s record of his job classification, stating his length of service and rate of pay at the time he left the Company.

Section 3.	There shall be no loss of pay when a line Pilot is displaced by a supervisor on a revenue flight.

Section 4.	All orders or notices to a Pilot covered by this Agreement involving a transfer, promotion, demotion, layoff, or leave of absence shall be given in writing to such Pilot with a copy to the Union within five (5) business days.

Section 5.	The pay period is currently every fourteen (14) days (bi-weekly). If the Company wishes to change the pay period timing, it shall meet and discuss the change with the Union prior to implementation. The Company shall continue to offer, on a voluntary basis to its Pilots, Electronic Funds Transfer (EFT) to the Pilot’s bank of choice.

Section 6.	Where there is a shortage equal to twenty-five (25) dollars or more in the pay of a Pilot, the Pilot will inform his immediate supervisor as soon as possible. He will then be reimbursed by supplemental check or in his regular check, whichever is more timely, for such shortage as soon as possible but no later than five (5) working days. If a Pilot is overpaid, he will have the option to:
A.	have a new corrected check issued on the same work day;

B.	reimburse the Company the total amount; or

C.	reimburse the Company through payroll deductions spread equally over four (4) pay periods.

Section 7.	The parties agree that the intention of this Agreement is not to inadvertently reduce a benefit or working condition heretofore enjoyed by the Pilots.

Section 8.	The Union shall be responsible for printing and distributing a copy of this Agreement to each Pilot as well as an adequate number of additional copies needed by each side. The company and the Union shall share these associated costs equally.

Section 9.	If the Company decides to place into service aircraft other than those already included in this contract, it shall notify the Union as soon as possible. Conferences shall be initiated by either the Company or Union upon written notice to the other party for the purpose of establishing rates of pay, rules and working conditions applicable to the new equipment.
A.	The parties shall meet at a mutually agreed upon time, but no later than sixty (60) calendar days before the aircraft is to be placed into service.

B.	In the event the parties fail to reach an agreement prior to placing the new equipment into service, the Company may place such new equipment into service. Pilot operating that new equipment shall be compensated at the contractual rate of pay appropriate to his seat and pay year. Nothing herein shall deny the Company the right to place new equipment into service.

C.	The provisions of Section 9 are not intended to hinder the acquisition or use of new equipment.

Section 10.	Pilots shall not engage in any flying or other business activities which interfere or are in conflict with their service to the Company, provided, however, that this provision shall not be construed to prohibit Pilots from affiliating with Armed Forces of the United States.

Section 11.	Personnel File
Upon request, a Pilot’s personnel file shall be open for his inspection during normal office hours in the presence of a Company representative. Nothing of a derogatory nature will be placed in a Pilot’s file unless a copy is sent to the Pilot. Upon receipt of such report, the Pilot shall have the option of responding by returning his explanation or comments to be included with the report in his file or by challenging the truth or accuracy of the report. If the Company determines the challenge to be justified, the report will be removed from the Pilot’s file and destroyed. If the Company determines otherwise, it shall notify the Pilot who may then avail himself of the provisions of Article 32 to appeal this decision.
A.	Customer complaints shall not serve as the basis for employment action, including discipline, after twelve (12) months from the date of issuance unless within the twelve (12) month period there has been a recurrence of the same or similar nature.

B.	Disciplinary records other than those related to the safe operation of aircraft shall not serve as the basis for any employment action, including discipline, after eighteen (18) months from the date of issuance unless within the eighteen (18) month period there has been a recurrence of the same or similar nature.
1.	Disciplinary records are limited to written counseling statements, written warnings and disciplinary suspensions.
C.	Disciplinary records related to the safe operation of aircraft shall not serve as the basis of any employment action, including discipline, after three (3) years from the date of issuance unless within the three (3) year period there has been a recurrence of the same or similar nature.

D.	A Pilot may request that any customer complaints or disciplinary records be removed from his personnel file after the document has become stale under this Section. However, the Company shall not be required to remove copies of public records or documents which are required to be retained in accordance with applicable law or governmental regulations.

ARTICLE 31
UNION BULLETIN BOARDS & COMMUNICATIONS

Section 1.	The Company shall permit the Union to display an unlocked bulletin board at each base location. The Union shall purchase the bulletin boards and shall be responsible for its installation. The bulletin board shall be a maximum of four (4) feet by five (5) feet. The bulletin boards shall only be placed in areas where pilots normally and routinely congregate.

Section 2.	The bulletin board used by the Union and Pilots covered by this Agreement shall be for posting notices of Union social and recreational affairs, meetings and elections, and other matters of importance to the governing of the Union.

Section 3.	General distributions, posted notices and official business will bear the seal or signature of an officer of the Union or a Pilot representative and will not contain anything defamatory, derogatory, inflammatory, negative or of a personal nature attacking the Company or its representatives.

Section 4.	The Company may refuse to permit any posting that would violate any of the provisions of this Agreement. Any notices posted that are not in accordance with this Article shall be removed by the Union or by the Company upon notice to the Union. Upon the second infraction of this provision the Company will have the right to discontinue the bulletin board at that specific location for a period of three (3) months.
ARTICLE 32
GRIEVANCE PROCEDURE

Section 1.	Introduction
The procedures described in this Article shall be the mandatory and exclusive mechanism for the resolution of all grievances concerning an action of the company affecting a Pilot or group of Pilots, including, without limitation, any and all grievances arising from discipline, discharge, or the interpretation or application of the express terms of this Agreement.

Section 2.	Discipline And Discharge
A.	The Company normally follows the principle of progressive discipline. However, discipline can be more or less severe depending on the seriousness of the infraction.

B.	Based on the severity of the infraction, a Pilot may be subject to disciplinary action, up to and including discharge, for any violation(s) or infraction(s) of Company regulations, policies or violation of provisions contained in this Agreement. Disciplinary action will be in accordance with the following procedures:
1.	The Company may suspend the Pilot with pay prior to notifying the Pilot of the charge;

2.	The Company will provide the affected Pilot, with a copy to the Union, notice of the charge(s). In the event the charge(s) is the result of an alleged safety violation the notice of the charge will specifically state that it is safety related.

3.	Within seven (7) working days after the completion of the investigation the Company will inform the Pilot in writing, with a copy to the Union, of its decision regarding the charge and any discipline imposed. The investigation will normally be completed within ten (10) working days of the event. If the Company needs additional time to complete the investigation it will advise the Union of the additional time required. If a Pilot is suspended pending an internal investigation, he will remain on the payroll until that investigation is complete. However, the Pilot will not be entitled to any workover pay, mileage or per diem if discipline is imposed.

C.	A Pilot may be immediately removed from payroll and may be suspended without pay (for a period no longer than seventeen (17) working days) for violation of the FAA drug/alcohol policy, acts of violence or sabotage or threatening same, theft, gross negligence in the operation of an aircraft, or use of a weapon on Company premises.

D.	In the event the Pilot feels he had been unjustly disciplined or discharged, the Pilot or the Union may appeal in writing the Company’s decision to the Director of Operations within ten (10) calendar days of the Company’s decision. The appeal must set forth a concise statement of the facts giving rise to the appeal, and state the remedy or relief requested.

E.	The Director of Operations or his designee may elect to investigate the matter, and shall issue a decision in writing to the Pilot, with a copy to the Union, regarding disposition of the appeal within seven (7) calendar days of when the appeal was filed. In the event the decision on the appeal is not satisfactory to the Pilot, he or the Union may appeal to the System Board of Adjustment in accordance with Article 33 of this Agreement.

Section 3.	Grievance Procedure
A.	Disputes arising under this Agreement or between the parties with respect to the interpretation or application of the Agreement, excluding discipline or discharge matters subject to Section 2 of this Article, shall be processed in the following manner:
1.	Pilot(s) shall first attempt to resolve any dispute informally through consultation with his immediate supervisor within seven (7) calendar days of the date on which the affected Pilot, or any Pilot among a group of affected Pilots know or reasonably should have known of the facts on which the grievance is based. The supervisor shall render a decision within seven (7) calendar days from the date of consultation.

2.	If the dispute is not resolved to the satisfaction of the Pilot(s) within this time period, the aggrieved party or the Union shall reduce the grievance to writing signed by an authorized representative of the Union, and present it to the Director of Operations. At a minimum the written grievance shall contain the following information:
a.	A reference to the provisions of the Agreement alleged to have been breached;

b.	A statement of the facts involved;

c.	The specific remedy requested by the affected Pilot(s); and

d.	Grievance number.
3.	The written grievance must be submitted to the Director of Operations within ten (10) calendar days of the date on which the grievance was denied or deemed to have been denied by the supervisor.

4.	The Director of Operations shall render a decision on the grievance in writing within ten (10) calendar days of the date on which the grievance was filed. In the event this decision is unacceptable to the Union, it may appeal the decision in writing to the General Manager, with a copy to the Director of Human Resources, within fourteen (14) calendar days of receipt of the decision. The appeal must include a statement of the reason(s) why the Union believes that the decision by the Director of Operations was erroneous.

5.	The General Manager shall render a decision on the appeal in writing within fourteen (14) calendar days of the date on which the grievance was appealed. In the event the General Manager’s decision is unacceptable to the Union, it may appeal to the System Board of Adjustment in accordance with Article 33 of this Agreement.

Section 4.	Time Limits
A.	The failure of a Company representative to issue a decision or hold a hearing within the deadlines prescribed by this Article shall be deemed a denial of the grievance or appeal, and such grievance or appeal shall be deemed to have been immediately and automatically appealed to the next step unless the Union indicates that it wishes to withdraw such appeal.

B.	The failure of the Pilot(s) or the Union to comply with any of the time limits set forth in this Section shall be deemed an immediate, automatic, and final withdrawal of the grievance or appeal unless an extension of time has been requested from the Gulf Coast Manager or Director of Operations within the prescribed time limits set forth in this Article.

Section 5.	General
A.	Unless expressly provided otherwise, all notification(s) or appeals required by this Article shall be in writing, and accomplished by either hand delivery verified by an initialed copy or by delivery system prepaid with return receipt requested. A notification or appeal required by this Article shall only be valid if it is sent to the last known address of the party to whom the notice is directed.

B.	Compliance with all time limits specified in this Article shall be determined by the date of mailing, as established by postmark or by date of hand delivery, as established by the initialed copy.

C.	A group grievance may be filed by the Union. Any such grievance shall contain sufficient information to permit the Company to identify the individual Pilots covered by the group grievance. No remedy awarded in a group grievance shall provide monetary compensation for periods prior to thirty (30) calendar days from the date on which the formal, written grievance was filed or the date the alleged violation, whichever is less.

D.	Time limits specified in this Agreement may be waived by mutual written consent of the parties.

E.	The parties will notify one another of the persons designated to file and answer grievances.

F.	All grievances resolved at any step of the Grievance Procedure prior to the System Board of Adjustment shall be on a non-precedential basis unless mutually agreed otherwise.

G.	If a grievant is exonerated, his personnel file shall be cleared of all reference to the incident. Records may be kept in a separate file but may not be used in future disciplinary actions. A grievant who is cleared of all charges shall be made whole as pertains to wages, seniority, longevity and benefits.

H.	A Pilot shall have the right of Union representation at all meetings with the Company. A Pilot shall be advised in advance of the nature of the subject of any hearing or conference.

I.	When there is an active grievance on file relating to discipline or discharge of a Pilot, the Pilot and his Union Representative shall have access to the Personnel File of the Pilot involved. Such access shall include all letters of warning issued to the Pilot and all records of disciplinary actions initiated by the Company relating to the Pilot, as well as all current and available grievance related material regarding the current disciplinary action which would become a part of the Pilot(s) personnel file. In addition, the Union shall have the right to make reasonable requests and obtain copies of any documents in the Pilot(s) personnel file, which are relevant to the grievance.

J.	The Company agrees that the Union may request, and will be provided, with documents which are relevant to the processing of an active grievance filed by the Union. Such data shall be produced within a reasonable time (which is normally 14 days) after receipt of the request. If the Company needs additional time, it will advise the Union as soon as possible.

ARTICLE 33
SYSTEM BOARD OF ADJUSTMENT

Section 1.	In compliance with Section 204, Title II of the Railway Labor Act, as amended, there is hereby established a System Board of Adjustment, which shall be known as the “AIR LOGISTICS PILOT’S SYSTEM BOARD OF ADJUSTMENT” (hereinafter referred to as the Board).

Section 2.	The Board shall have jurisdiction over disputes between any Pilot and the Company with respect to discipline or discharge, and over grievances or disputes growing out of the interpretation or application of this Agreement. The Company and the Union intend that procedures set forth in this Article shall be the exclusive and mandatory forum of all such disputes.

Section 3.	The Board shall not have jurisdiction over any disputes unless all of the procedures required in Article 32 have been completely exhausted with respect to the dispute, and the dispute has been properly submitted to the Board pursuant to the provision of this Article.

Section 4.	The Board shall have no jurisdiction to modify, add to, or otherwise change the terms of this Agreement, or to establish or change the rates of pay, rules, and working conditions covered by this Agreement.

Section 5.	The Board shall consist of two (2) members, one (1) of whom shall be selected and appointed by the Company and one (1) of whom shall be the President of Local 107 or his designee. Board members shall have a vote in connection with all actions taken by the Board. The Board shall render its decision in no more than thirty (30) days after the filing of the appeal.
A.	In the event the two (2) member Board is not able to reach a decision with respect to a particular dispute, either party may submit the dispute to a neutral arbitrator within ten (10) days after the two (2) members of the Board reach a deadlock.

Section 6.	Members of the Board who are employees of the Company shall suffer no loss of pay while attending Board meetings.

Section 7.	Decisions of the Board shall be final and binding upon the Company, the Union, and the affected Pilot(s).

Section 8.	The party appealing a final decision under Article 32 shall submit the dispute for consideration by the Board, within fourteen (14) calendar days of that decision. If the appeal is not made within the fourteen (14) day period, the System Board of Adjustment does not have jurisdiction over the dispute.

Section 9.	All disputes referable to the Board shall be sent to the Director of Human Resources.

Section 10.	Each case submitted shall be addressed to the Members of the Board and state:
A.	The question or questions at issue;

B.	A statement of the facts with supporting documents;

C.	A reference to the applicable provision(s), if any, of the Agreement alleged to have been breached;

D.	The position of the Pilot or Pilots.

E.	The remedy requested; and

F.	The position of the Company.

Section 11.	In the event the parties cannot agree on a neutral arbitrator, within ten (10) days thereafter, either party may request that the American Arbitration Association (AAA) submit a list of seven (7) potential neutrals, and the neutral shall be selected in accordance with the rules of AAA.

Section 12.	The Company and the Union will assume the travel expense and other related expenses of the Board Members selected by them, and of the witnesses called by them. Expenses for witnesses called by the Board shall be borne one-half (1/2) by each of the parties.

Section 13.	The expenses and reasonable compensation of the Neutral selected as provided herein shall be borne equally by the Company and the Union.

Section 14.	General
A.	The time limits set forth in Articles 32 and 33 may be extended in writing by mutual agreement of the Company and the Union.

B.	The Union and the Company may, by mutual agreement in writing, elect to bypass any or all of the steps in this Section and proceed directly to the neutral arbitrator.

C.	Probationary Pilots shall be subject to discharge at any time without cause.

D.	Compliance with all time limits under this Article shall be determined by the date of mailing, as established by postmark or by date of hand delivery, as established by the initialed copy.

E.	The parties understand and agree that each and every Board member shall be free to discharge his duty in an independent manner, without fear that his individual relations with the Company, Union or other Pilots may be affected in any manner by any action taken by him in good faith in his capacity as a Board member.

F.	Except as expressly provided otherwise, this Article shall not be construed to limit, restrict or abridge the rights or privileges accorded to the Company, the Pilots, or its and their duly accredited representatives under the provisions of the Railway Labor Act, as amended.

G.	A stenographic record of all arbitration hearings will be taken if mutually requested by the parties and cost will be equally shared. If only one (1) party requests that a stenographic record be taken, the cost shall be borne by the requesting party. If the other party subsequently requests to be furnished a copy of the record, it will be provided a copy at the same cost as if the parties had equally shared the cost. Otherwise, the stenographic record shall be the exclusive property of the party requesting such record.
ARTICLE 34
NO STRIKE/NO LOCKOUT

Section 1.	During the term of this Agreement, it is understood and agreed that the Company will not lock out any employee covered hereby, and the Union will not authorize or take part in any strike or picketing of the Company premises. Any Pilot engaging in such activity may be subject to discipline up to and including discharge.

Section 2.	It shall not be a violation of this Agreement for a Pilot to refuse to cross a customer’s picket line, provided that in cases where a customer’s place of business is being picketed and separate gates are being provided for ingress and egress for persons not involved with the primary labor disputes, Pilots will be required to perform their normal duties at the customer’s place of business.

Section 3.	In situations where one of the Company’s customers is being picketed, and if the Company knows about the picket in advance, the Company will notify the Pilot about the picket line before dispatching a Pilot to that customer. Pilots who refuse to take an assignment to cross a picket line because of safety concerns will not be penalized. When no one is willing to cross a picket line, the Company will be permitted to service its customers the best way possible.

Section 4.	The Company will not require Pilots to transport replacement workers involved in any labor dispute.

ARTICLE 35
UNION REPRESENTATION

Section 1.	Upon reasonable advance notification to appropriate management personnel, the Company agrees to admit to its stations and bases officially designated representatives of the Union to transact business as is necessary for the administration of the Agreement. Such business shall be transacted in as short a time as possible and shall not interfere with the operations of the Company. The Union representative may be escorted by a management representative while on Company property; in the alternative, the Company may make a private meeting space available to the Union representative for any Union visit.

Section 2.	The Union may select elected or appointed representatives and shall notify the Company designee, from time to time of their appointment or removal. The Company designee shall notify the Union of the appropriate Company representative hereunder.

Section 3.	The Union shall elect or appoint Pilots to be primary job steward(s) and alternate(s) to conduct Union business and shall notify the Company in writing of their election, appointment or removal.

Section 4. A.	A primary or alternate steward shall be permitted reasonable time to investigate, present and process grievances within the scope of said steward’s station or base on the Company property without loss of pay during his/her regular working hours.
B.	A primary or alternate steward shall be permitted to present grievances to management and attempt to resolve any alleged grievance.

C.	A primary or alternate steward shall be granted the right to consult with Pilots under their jurisdiction for the purpose of enforcing the provisions of this Agreement.

D.	Time spent in handling grievances during the steward’s regular working hours shall be considered hours worked for all purposes.

E.	The provisions of Section 4 above shall not result in any Workovers nor cause any adverse impact on the Company’s operation. In addition, a Pilot, while serving as a primary or alternate steward shall remain available to assist the Base Manager with Pilot-related tasks, if requested. This paragraph shall not be used to keep a steward from performing his union work when he otherwise would not be needed by the Company.

Section 5.	Upon forty-eight (48) hours notification by the Union President, the Company will grant a Pilot(s) unpaid time off to perform Union business off the Company premises. In the event the Union business shall require an absence from work in excess of one (1) week, a Union leave of absence will be granted in accordance with Article 11. The Union will cooperate with the Company to minimize any negative impact on operations as a result of this Section (i.e., scheduling meetings/union-sponsored training on Pilot’s days off, limiting the number of Pilots who can have union time off).

Section 6.	The Company will notify the Union in writing of the names and hire dates of all newly hired Pilots and transfers. Such notification will be transmitted during the Pilot’s first week on the payroll. Upon notification from the Union, the appropriate Company manager will allow a Union representative who is an employee of the Company access to new hire Pilots to provide Union orientation for thirty (30) minutes before or after the Company’s new hire orientation.

Section 7.	Stewards who serve their fellow Pilots at any Company station or base shall be considered Union Representatives.
ARTICLE 36
UNION SECURITY

Section 1.	Each Pilot covered by this agreement shall become a member of the Union within sixty (60) days after the effective date of this Agreement, and shall be required as a condition of continued employment by the Company to maintain his/her membership in the Union so long as this Agreement remains in effect, to the extent of paying an initiation (or re-initiation) fee, monthly membership dues and assessments, which are uniformly required of Pilots covered by this Agreement. Such Pilot shall have his/her monthly membership dues deducted from his/her earnings by payroll deduction.

Section 2.	Any Pilot hired into a classification covered by this Agreement on or after the effective date of this Agreement shall become a member of the Union within sixty (60) days after employment and shall be required as a condition of continued employment by the Company to maintain his membership in the Union so long as this Agreement remains in effect, to the extent of paying the uniformly required initiation (or re-initiation) fee, monthly membership dues and assessments.

Section 3.	Any Pilot maintaining or accruing seniority in a classification covered by this Agreement (except as provided in Section 6) but not employed in such classification, or any other classification covered by this Agreement, shall not be required to maintain Union membership during such employment but may do so at his/her option.

Should a Pilot return to a classification covered by this Agreement, s/he shall be required to become a member of the Union within fifteen (15) days after the date s/he returns to such classifications, and shall, as a condition of employment in classification covered by this Agreement, become a member of the Union and maintain membership in the Union so long as this Agreement remains in effect to the extent of paying an initiation (or re-initiation) fee, monthly membership dues and assessments.

Section 4.	The provisions of this Agreement shall not apply to any Pilot covered by this Agreement to whom membership in this Union is not available by payment of initiation (or re-initiation) fees, if applicable, monthly dues and assessments under the same terms and conditions as uniformly applicable to any other Pilot, or to any other Pilot to whom membership in the Union is denied or terminated for any reason other than the failure of the employee to pay uniformly levied initiation (or re-initiation) fees, if applicable, monthly dues and assessments. Nothing in this Agreement shall require the payment of any initiation (or re-initiation) fee, by a Pilot if an authorized or permissible transfer according to the Bylaws and Constitution is involved.

Section 5.	If a Pilot covered by this Agreement has resigned from the Company and is re-employed, s/he shall be governed by Section 2 of this Article.
A.	If a Pilot is laid off and is recalled from layoff s/he shall be governed by Section 3 of this Article.

B.	The seniority status and rights of Pilots granted leaves of absence to serve in the armed forces shall not be terminated by reason of any of the provisions of this Article but such Pilot shall, upon resumption of employment in classification covered by this Agreement be governed by the provisions of Section 3, Paragraph 2 of this Article.

Section 6.	The payment of dues by a member shall not be required as a condition of employment during leave of absence without pay or during periods of transfer or promotions to a classification not covered by this Agreement.

Section 7.	When a Pilot does not become a member of the Union by payment of initiation (or re-initiation) fee as provided in this Article, or is a member of the Union and becomes delinquent in the payment of monthly dues or assessments, as provided in this paragraph, the following procedure shall apply:
A.	If a new hire Pilot has not become a member of the Union within sixty (60) days after employment with the Company, the Union shall notify such Pilot in writing, certified mail, return receipt requested, copy to the Company designee, that such Pilot must become a member of the Union within the time limits specified in Section 2 of this Article or be subject to discharge as Pilot of the Company. If, upon expiration of the period of time specified in Section 2 of this Article, such new Pilot has not become a member of the Union, the Union shall certify in writing to the Company designee, copy to the Pilot, that the Pilot has failed to become a member of the Union as provided in this Article, and is, therefore, to be discharged. The Company shall then promptly notify the Pilot involved that s/he is to be discharged from the services of the Company and shall promptly take proper steps to so discharge the Pilot.
1.	If a Pilot, other than a new hire Pilot, who is required to become a member of the Union as provided in this Article does not become a member of the Union within the time limits specified in this Article for Pilots covered by this Agreement, the Union shall notify the Company designee with a copy to the Pilot, that the Pilot has failed to become a member of the Union as required by this Article and is, therefore, to be discharged. The Company shall then promptly notify the Pilot involved that s/he is to be discharged from the service of the Company and shall promptly take proper steps to discharge said Pilot.

B.	If a Pilot covered by this Agreement becomes delinquent by more than two (2) calendar months in the payment of monthly dues including assessments, the Union shall notify the Pilot, in writing, certified mail, return receipt requested, copy to the Company designee that said Pilot is delinquent in the payment of monthly membership dues as specified herein and, accordingly, will be subject to discharge as a Pilot of the Company. Such letter shall also notify the Pilot that s/he must remit the required payment to the Secretary-Treasurer of his/her Local Union by the twenty-second (22) day of the month in which notice from the Union was received or be subject to discharge. If such Pilot still remains delinquent in the payment of dues on the twenty-second (22 nd) day of the month in which his/her notice from the Union was received, the Union shall notify in writing the Company designee, with a copy to the Pilot, that the Pilot has failed to remit payment of the dues within the grace period allowed herein and is, therefore, to be discharged. The Company shall then promptly notify the Pilot involved that s/he is to be discharged from the service of the Company, and shall promptly take the proper steps to so discharge the Pilot.

C.	A Pilot discharged by the Company under the provisions of this paragraph shall be deemed to have been discharged for cause.

Section 8.	Any discharge under the terms of this Article shall be based solely upon failure of the Pilot to pay or tender initiation (or re-initiation) fee, membership dues and assessments upon the same terms and conditions as are generally applicable to any other member of the Union, within the time limits specified herein, and not because of denial or termination of membership in the Union for any other reason.

Section 9.	A grievance by a Pilot who is to be discharged as a result of an interpretation or application of the provisions of this Article shall be subject to the following procedures:
A.	A Pilot who believes the provisions of this Article pertaining to him/her have not been properly interpreted or applied, and who desires a review must submit his/her request for review in writing within five (5) business days from the date of his/her notification by the Company as provided in Section 7, subsection (A) 1 of this Article. The request will be submitted to the Company designee, with a copy to the Union. The Union may be present at the review of the grievance to represent the Union’s interest in the case. The Company designee will review the grievance and render a decision in writing with a copy to the Union no later than ten (10) business days following the receipt of the grievance.

B.	If the decision is not satisfactory to the Union, then it may appeal the decision through the grievance procedure. If the decision is not satisfactory to the Pilot, then he/she may appeal the decision within ten (10) days from the date of receipt directly to a neutral referee who must be agreed upon by the Pilot and the Union within (10) days thereafter.

C.	In the event the parties fail to agree upon a neutral referee within the specified period, either the Pilot or the union may request the National Mediation Board to name such neutral referee.

D.	The decision of the neutral referee shall be binding on all parties to the dispute. The fees and charges of such neutral shall be borne equally by the Pilot and the union.

E.	During the period a grievance is being handled under the provisions of this section and until after the decision by the Company designee or after final decision by the neutral referee, the Pilot shall not be discharged from the Company because of noncompliance with the terms and provisions of this Article.

Section 10.	No Pilot(s) covered by this Agreement or Pilot whose employment is terminated pursuant to the provisions of this Article or the Union shall have any claim for loss of time, wages or any other damages against the Company because of agreeing to this Article or because of any alleged violation, misapplications, compliance or noncompliance with any provision of this Article. The Union agrees to hold the Company harmless and to indemnify the Company against any suits, claims, liabilities, and reasonable and customary attorneys’ fees which arise out of or by reason of any action taken by the Company pursuant to a written demand by an authorized union representative under the terms of this Article.

Section 11.	During the life of this Agreement, the Company agrees that upon receipt of a properly executed Authorization of Payroll Deduction, voluntarily executed by a Pilot, it will make a single monthly deduction from the Pilot’s earnings, after other deductions authorized by the Pilot or required by law have been made, to cover his/her current standard monthly Union dues, assessments and/or initiation fees uniformly levied in accordance with the

Constitution and Bylaws of the Union, as set forth in the Railway Labor Act, as amended.

Section 12.	The Company will deduct said Pilot’s dues in the month in which the Pilot is recalled from furlough or returns from a leave of absence. In the event the Pilot is recalled from furlough or returns from a leave of absence after the dues have been deducted for a month, the Company will make a double deduction in the following month. The Company will pay over to the designated official of the Union the wages withheld for such initiation fees and dues. The amount withheld shall be reported and paid to the Union within ten (10) business days from when deductions were made.

Section 13.	Any authorizations from payroll deductions under this Article shall be effective one (1) week following its receipt by the Company Payroll Department and shall apply to the next paycheck from which dues deduction is made.

Section 14.	The Company remittance to the Union will be accompanied by lists of names and Pilot numbers of the Pilots for whom the deductions have been made in that particular period and the individual amounts deducted.

Section 15.	Collection of dues not deducted because of insufficient current earnings, dues missed because of clerical error, or inadvertent error in the accounting procedure, dues missed due to delay in receipt of the Authorization for Payroll Deductions shall be the responsibility of the Union and shall not be the subject of payroll deductions from subsequent pay checks, and the Company shall not be responsible in any way for such missed collections. It shall be the Union’s responsibility to verify apparent errors with the individual Union member or Pilot prior to contacting the Company Human Resources Department. The total or balance of unpaid dues, assessments and/or initiation fees due and owing the Union at the time a Pilot terminates his/her employment shall be deducted from the final paycheck in accordance with applicable law.

Section 16.	In the event the amount of the standard dues or fees uniformly levied are changed, it shall be the sole responsibility of the Union to notify the Company and to make any necessary adjustments as to the amounts to be deducted from the Pilot’s earnings. So far as the Company is concerned, any such changes shall be made in accordance with the time limits set forth in Section 13 of this Article.

Section 17.	An authorization for payroll deduction shall be irrevocable for the term of this Agreement, or for a period of one (1) year from the date of the authorization, whichever occurs sooner. Subject to Section 15 above, an Authorization for Payroll Deduction shall automatically be revoked if:
A.	The Pilot transfers to a position with the Company not covered by this Agreement.

B.	The Pilot’s services with the Company are terminated;

C.	The Pilot is furloughed; or

D.	The Pilot is on an authorized leave of absence.

Section 18.	The Authorization for Payroll Deduction to be voluntarily executed shall be signed by the Pilot. It shall stipulate the following language:
“I, (name of Pilot) do hereby authorize and direct my Employer, (circle one) Air Logistics L.L.C. Air Logistics of Alaska, to deduct from my wages for remittance to the authorized official or affiliate of the Office and Professional Employees International Union, Local 107, periodic dues, initiation fees, and/or assessments uniformly required as a condition of acquiring or maintaining membership in accordance with the provisions of the Union Shop Agreement between my Employer and the Union. I further authorize and direct my Employer to deduct from my wages for remittance, as set forth above, the total or balance of unpaid dues, assessments and/or initiation fees due and owing the Union at the time my employment with the above named Employer ends.”
     “This authorization shall not include fines and penalties. I agree that this authorization shall be irrevocable for the term of this Agreement, or for a period of one (1) year from the date of the authorization, whichever occurs sooner. All amounts to be deducted from my wages will commence with the first regular dues deduction paycheck following receipt by my Employer of this notice.”

ARTICLE 37
SAVINGS CLAUSE

Section 1.	Should any part of this Agreement be rendered or declared invalid by reason of any existing or subsequently enacted legislation, act of government agency, or by any decree of a court of competent jurisdiction, such invalidation of such part or portion of this Agreement shall not invalidate the remaining portions hereof, and they shall remain in full force and effect.

Section 2.	In the event that any provisions of this Agreement are in conflict with or are rendered inoperative or unlawful by virtue of any duly enacted law or regulation or any governmental agency or commission having jurisdiction over the Company, the Union and Company will meet and attempt to negotiate changes necessary, pertaining only to those provisions so affected or directly related thereto.

ARTICLE 38
DURATION

Section 1.	This Agreement shall become effective on the date of its execution, shall remain in full force and effect for a period of forty two (42) months thereafter, and shall renew itself without change each succeeding year thereafter, unless either party serves written notice of intended change in accordance with Section 6, Title I of the Railway Labor Act, as amended, at least sixty (60) days prior to the end of the forty two (42) month period, or any anniversary thereof.
In witness whereof, the parties hereto have signed this Agreement on this 4th day of April, 2005
FOR OFFICE AND PROFESSIONAL
EMPLOYEES INTERNATIONAL
UNION, AFL—CIO:

/s/ Michael Goodwin Michael Goodwin, President, OPEIU

FOR OFFSHORE LOGISTICS, INC.:

/s/ Drury A. Milke

Drury A. Milke,
Executive Vice President; &
President, AIR LOGISTICS LLC

OPEIU/Local 107

/s/ Kenneth Bruner

Kenneth Bruner
President, OPEIU/Local 107

WITNESSES:

/s/ Pete Catalano

Pete Catalano

/s/ Don Robson

Don Robson

/s/ Carl Brown

Carl Brown
Assistant General Manager —
AIR LOGISTICS LLC

/s/ Ricardo Fira

Ricardo Fira
Director —Human Resources
AIR LOGISTICS LLC

APPENDIX “A”
AIR LOGISTICS, L.L.C. — PILOT PAY SCALES

IFR-PIC
YR	Start	12 mos (3.0%)	24 mos (3.0%)	36 mos (2.0%)
0-1	52,511	54,086	55,709	56,823
1-2	53,866	55,482	57,146	58,289
2-3	55,026	56,677	58,377	59,545
3-4	56,725	58,427	60,180	61,383
4-5	58,843	60,608	62,427	63,675
5-6	61,359	63,200	65,096	66,398
6-7	63,370	65,271	67,229	68,574
7-8	64,914	66,861	68,867	70,245
8-9	66,614	68,612	70,671	72,084
9-10	68,426	70,479	72,593	74,045
10-11	72,108	74,271	76,499	78,029
11-12	74,361	76,592	78,890	80,467
12-13	76,296	78,585	80,942	82,561
13-14	77,973	80,312	82,722	84,376
14-15	78,668	81,028	83,459	85,128
15-16	79,505	81,890	84,347	86,034
16-17	80,217	82,624	85,102	86,804
17-18	81,017	83,448	85,951	87,670
18-19	81,948	84,406	86,939	88,677
19-20	82,606	85,084	87,637	89,389
20-21	83,076	85,568	88,135	89,898
21-22	83,546	86,052	88,634	90,407
22-23	84,016	86,536	89,133	91,356
23-24	84,486	87,021	89,631	92,305
24-25	84,956	87,505	90,130	93,254
25-26	85,426	87,989	90,628	94,203
26-27	85,896	88,473	91,127	95,152
27-28	86,366	88,957	91,626	96,101
28-29	86,836	89,441	92,124	97,050
29-30	87,306	89,925	92,623	98,000

VFR-PIC
YR	Start	12 mos (3.0%)	24 mos (3.0%)	36 mos (2.0%)
0-1	47,300	48,719	50,181	51,184
1-2	48,658	50,118	51,621	52,654
2-3	50,186	51,692	53,242	54,307
3-4	51,794	53,348	54,948	56,047
4-5	53,836	55,451	57,115	58,257
5-6	56,578	58,275	60,024	61,224
6-7	58,677	60,437	62,250	63,495
7-8	59,986	61,786	63,639	64,912
8-9	61,680	63,530	65,436	66,745
9-10	62,321	64,191	66,116	67,439
10-11	64,043	65,964	67,943	69,302
11-12	65,043	66,994	69,004	70,384
12-13	66,065	68,047	70,088	71,490
13-14	66,942	68,950	71,019	72,439
14-15	67,099	69,112	71,185	72,609
15-16	67,255	69,273	71,351	72,778
16-17	67,546	69,572	71,660	73,093
17-18	67,836	69,871	71,967	73,407
18-19	68,043	70,084	72,187	73,631
19-20	68,250	70,298	72,406	73,855
20+	68,566	70,623	72,742	74,197

Notes:

1.	Sic will receive the VFR pay scale plus a supplement in accordance with Article 22, Section 6.

2.	Pilots on 4&3 and 5&2 (non-standard) schedules shall be paid the above base salaries plus the following percentages of base pay:

4&3 —25%

5&2 —45%

ALASKA ADDENDUM
This Addendum to the Agreement and Contract between Office and Professional Employees International Union, AFL-CIO (the Union) and Offshore Logistics, Inc., (the Company), is hereby entered into between the Union and the Company in order to address certain unique differences which exist in the Company’s Alaska operations. Therefore, the parties mutually agree that the following Articles of the Agreement and Contract will be amended for the Alaska operations as follows:
ARTICLE 1
STATEMENT OF PURPOSE
Applicable to both Gulf Coast and Alaskan operations.
ARTICLE 2
RECOGNITION AND REPRESENTATION
Sections 1,2,4,5,6, and 7 are applicable to Gulf Coast and Alaskan operations.

Section 3.	This Agreement covers all revenue and all known and recurring miscellaneous flying performed by the Company with Pilots on its payroll. All flying covered by this Agreement shall be performed by Pilots whose names appear on the Air Logistics L.L.C. and Air Logistics of Alaska, Inc. Pilot’s System Seniority Roster, except when Air Logistics of Alaska, Inc. Management and seasonal pilots are needed to perform flying services as a result of operational and/or economic requirements of the company.
A.	Regular, full-time Charter Pilots in the Alaska operation will be given preference over Seasonal Pilots to the extent they are qualified to perform all functions of the available work without further training.

B.	Seasonal pilots may not be employed for more than 180 days in any one calendar year. Seasonal Pilots shall become a member of the Union within one hundred-fifty (150) days after employment and shall be required as a condition of continued employment by the Company to maintain his membership in the Union so long as this Agreement remains in effect, to the extent of paying the uniformly required initiation (or re-initiation) fee, monthly membership dues and assessments.
ARTICLE 3
STATUS OF AGREEMENT
Applicable to both Gulf Coast and Alaskan operations.
ARTICLE 4
PILOT STATUS
Applicable to both Gulf Coast and Alaskan operations.
ARTICLE 5
SENIORITY
Sections 1, 2A, 3, 4, 5 & 6 are applicable to both the Gulf of Mexico and Alaska operations.

Section 2. B.	Bidding Seniority — Bidding Seniority shall be defined as a Pilot’s length of service with the Company, adjusted for leaves of absence as provided for in Article 5, Section 4, and Article 11 of this Agreement. Bidding Seniority shall apply to all Pilots covered by this Agreement in bidding for job assignments and vacancies, layoffs, reemployment after layoff, demotions due to a reduction in force, and awarding of full week vacation periods, as provided for in this Agreement.
ARTICLE 6
SENIORITY ROSTER
Applicable to both the Gulf of Mexico and Alaska operations.

ARTICLE 7
REDUCTIONS IN FORCE
Sections 1B, 3, 4 & 5 are applicable to both the Gulf of Mexico and Alaska operations.

Section 1. A.	When it becomes necessary to reduce the workforce in the Alaska operation, a pilot’s seniority, pursuant to Article 5 of this agreement, shall govern the layoff, if the pilot is qualified to perform all functions of the available work without further training. Pilots with the least seniority at a location shall be laid off first. For the purposes of this article, there shall be two locations; the Gulf of Mexico operation and the Alaska operation. The Company shall give at least fourteen (14) days notice of an impending layoff at the affected location, or two (2) weeks pay in lieu there of. The company shall notify the Union in advance of the impending reductions.

Section 2.	Pilots who are qualified to perform all functions of the available work without further training will be recalled from furlough in seniority order, with the most senior such qualified laid off pilot being recalled first; provided, however, that no pilot will be returned to work without a current medical certificate (As referred to in Art. 16, Section 4). The company will make reasonable efforts to place the recalled pilot in his former position or one of equal status.
ARTICLE 8
JOB POSTING AND BIDDING
I.	PERMANENT VACANCIES

Section 1.	Job Posting
A.	Pilots working in the Alaska operation shall not be displaced by either active or furloughed Pilots working in the Gulf of Mexico operation. Pilots working in the Gulf of Mexico operation shall not be displaced by either active or furloughed Pilots working in the Alaska operation.

B.	When a job or crew position vacancy occurs on a full-time basis, or when a new full-time job or crew position is created, the vacancy will be posted within seven (7) days after the vacancy occurs. The notice shall provide as much information as is available regarding the vacant position, including the job, location, aircraft and customer specific qualifications and closing date for bid application.

Section 2.	Bidding Procedures
A.	Pilots will be given a reasonable time from the initial posting to bid on any vacant position.

B.	The Company will make the awards within five (5) calendar days after the bidding has closed, not including Saturdays, Sundays, and holidays.

C.	The senior qualified Pilot, as defined in Section 3 of this Article, that bids on a vacancy shall be awarded the job.

D.	The Company reserves the right to remove a Pilot from an awarded job based on a customer complaint, in which case the Company will make reasonable efforts to obtain the customer’s complaint in writing. A copy of such written complaint shall be provided to the Pilot and to the Union.

E.	A Pilot responding to more than one (1) vacancy shall indicate his order of preference on the bid and shall be awarded his first preference.

F.	In the event no bid is received on a posted vacancy and Charter Pilots exist, such vacancies will be filled by the Charter Pilots in reverse seniority order to the extent they have demonstrated the ability to complete all aspects of the job requirements. In the event such qualified Charter Pilots are not available, the Company may assign other Pilots who are so qualified in reverse seniority order.
G.	Definition Of Qualified
1.	Qualified: The term qualified as used in this Article and Agreement means that a Pilot has been trained in an aircraft model, meets the experience requirements of both the customer and Air Logistics of Alaska, and has demonstrated the ability to complete all aspects of the job requirements.

2.	A Pilot will be considered qualified in an aircraft model although he may not be “current” as per FAR 135.293(b), 135.299, etc. If that Pilot is otherwise qualified and can become current within a reasonable amount of time, the Company will provide training, in accordance with Article 17.

Section 3.	After a Pilot has been awarded a bid job and has completed the necessary training, the Company will not allow any other Pilot to temporarily perform work on that job, provided the bid Pilot is available for work during his normal hitch. If an immediate operational requirement exists, an available qualified Pilot may be removed from his awarded job, in reverse seniority order, to fulfill such requirement for as short a period as possible, not to exceed forty-five (45) days. In such cases, the Pilot being removed from his position will be pay protected until such time as he has returned to his original job.

Section 4.	A Pilot may bid on any posted position, provided that once he has been awarded a vacancy, the Pilot shall be ineligible to bid on another vacancy for one (1) year from the date of transfer. Date of transfer is defined as the first date a Pilot performs in revenue service at his new job.

Section 5. A.	The Company may elect, based on operational needs, to withhold a Pilot who has successfully bid for a vacancy from entering training for a period not to exceed forty-five (45) days, unless mutually agreed otherwise by the Company and the Pilot.
B.	If a Pilot is withheld, he will be compensated at the base salary he would have been entitled to if he had completed training and the higher base salary will commence when he was originally scheduled to enter training
II.	TEMPORARY VACANCIES

Section 1.	Temporary vacancies are positions created to fill operational needs for ninety (90) consecutive days or less. Seasonal vacancies are positions created to fill the operational needs of summer flying.

Section 2.	Temporary and Seasonal vacancies shall be filled by offering the positions to Charter Pilots in seniority order. If no Charter Pilot accepts the opening, the job will be assigned to a Charter Pilot in reverse seniority order. Pilots employed by Air Logistics of Alaska Inc will have priority when filling all vacancies in the Alaska operations.

Section 3.	Charter Pilots in the Alaska operation will be given preference over Seasonal Pilots to the extent they are qualified to perform all functions of the available work without further training. If no Charter Pilot accepts the opening, the job will be assigned to a Seasonal Pilot. If there are no available qualified Seasonal Pilots, the work will be assigned to Charter Pilots in reverse seniority order.

Section 4.	Pilots assigned to temporary vacancies shall be returned to their former position, if it still exists, upon completion of the temporary assignment.

Section 5.	A Pilot assigned to a temporary vacancy with a higher salary than his current salary will receive such pay for the duration of the temporary assignment.

Section 6.	The Company will post notice to Gulf of Mexico Pilots Temporary and Seasonal Pilot vacancies in the Alaska operation and these Pilots will be eligible to work in such positions subject to the following conditions:
A.	The successful completion of a flight check with, and an evaluation by, the Chief Pilot of the Alaska operation;

B.	The Pilot must meet all of the qualification requirements set forth by the Company and the customer; and

C.	The Pilot is responsible for his own travel to and from Alaska. There will be no travel or mileage pay provided to the Pilot. If a Gulf of Mexico Pilot is involuntarily assigned to Alaska, the Company shall pay for his travel expenses to and from Alaska.
III.	GENERAL

Section 1.	A Pilot will not be considered qualified for an IFR PIC job unless he is recommended by either an IFR Line Captain or an IFR Check Airman, and successfully completes an IFR flight and classroom check by a Check Airman.

Section 2.	For the purpose of bidding on a vacant IFR PIC crew position, any Pilot who has completed the requirements of III, Section 1, may request and shall be given an IFR PIC Training Ride by a Check Airman within a reasonable amount of time. Following this training ride, the Check Airman may recommend the Pilot for an IFR PIC Check Ride.

Section 3.	When a Check Airman has recommended the Pilot for an IFR PIC Check Ride, the Company shall make that ride available within a reasonable amount of time.
ARTICLE 9
CATEGORIES OF AIRCRAFT
Applicable only to Gulf of Mexico.
ARTICLE 10
SCHEDULES OF SERVICE
Sections 2 and 5 are applicable to both Gulf Coast and Alaska operations.

Section 1.	Pilots in the Alaska operation will work one of the following schedules as determined by the needs of service, provided it is consistent with applicable FARs:
A.	Up to fifteen (15) consecutive duty days, followed by thirteen (13) consecutive days of rest.

B.	Up to eight (8) consecutive duty days, followed by six (6) consecutive days of rest.

C.	Five (5) consecutive duty days, followed by two (2) consecutive days of rest.

Section 3.	Not applicable to the Alaska operation.

Section 4.	Break days shall not be changed without seven (7) calendar days notice, except for charter pilots and changes to meet customer requirements.
ARTICLE 11
LEAVES OF ABSENCE
I, Sections 1,2,3,4 (including subsection a-c), II, sections 1,2 and 3, III, sections 1,2,3,4,6,7,8 and 9, IV, sections 1,2, 3, and 4, and V, sections 1,2,3,4,5,6,7,8,9,10, and 11 apply to both the Gulf of Mexico and the Alaska operations.

I, Section 4d. A Pilot returning from such leave will not be permitted to bump another Full Time Pilot from his job assignment. If no job assignment exists, and no Seasonal Pilots are employed, the Pilot will be placed on a preferential recall list. If Seasonal Pilots are employed, the returning Pilot will serve as a Charter Pilot.
III, Section 5. Pilots in the Alaska operation shall retain insurance coverage, provided the premiums are paid for at the applicable employee contribution costs for a period not to exceed one (1) month. Insurance coverage may be retained for an additional two (2) months, provided the premiums are paid for at the applicable employer and employee contribution costs. Once the three (3) months period has been exhausted, the pilot will be eligible for medical insurance under COBRA for the applicable period of time.
V, Section 3a. Any Pilot returning from a leave of absence who requires training prior to returning to flying will be scheduled for required training as soon as possible at the discretion of the Company. Pay shall resume when a Pilot commences training and shall be on the rate of pay that would otherwise be effected. Higher pay for an upgrade will begin when the company uses the services of the Pilot for revenue.
ARTICLE 12
VACATION AND SICK TIME
VACATION DAYS

Section 1.	Vacation Accrual
A.	The number of vacation days earned each year is dependent on a pilots completed years of active service with the company.

YEARS	VACATION ACCRUAL
1-9 year	0.5 work month
10 -14	.75 work month
15 or more	1.0 work month

Section 2.	Vacation Scheduling
A.	No later than December 1 of each year, eligible pilots will be permitted to bid on vacations. To the extent operational needs permit, these requests will be granted. In the event of a conflict in dates requested by eligible pilots, seniority will control.

B.	Vacations may be requested at any other date with one week notice. If operational needs permit, these vacations will be granted on a first come first serve basis.

Section 3.	Vacation Cancellation
A.	In the event the Company cancels a scheduled vacation all non-refundable vacation expenses the pilot, with the assistance of the Company is unable to recover shall be reimbursed to the pilot. Such expenses include vacation deposits, pre-paid tickets, hotel fees, or any other pre-paid expense associated with the cancelled vacation. In order to receive reimbursement, the pilot shall provide the Company with proof of the deposit.

Section 4.	Vacation Miscellaneous
A.	A Pilot may use his current year’s allotment of vacation days in advance of time earned, but if a Pilot leaves the company or is terminated before it is earned, any such time will be deducted from his final paycheck. Vacation days from the next year’s vacation allotment may not be advanced to a Pilot for use in the current year.

B.	A Pilot has the option of being paid for his unused vacation days at the end of each year. Unused vacation days will be paid out at one hundred (100) percent of a Pilot’s applicable daily rate.

SICK LEAVE

Section 1.	Accrual
A.	On January 1 of each calendar year, each full time pilot (employed more than 90 days) will be credited with seven (7) sick leave days for the coming year.

B.	Sick days are to be used by employees when they or an immediate family member are ill. Sick days are not carried forward from year to year.

Section 2.	Miscellaneous
A.	The Company reserves the right to require a medical excuse for absences due to sickness. To the extent any Company requested examination is not covered by insurance, it shall be paid for by the Company, provided the Pilot submits receipts for reimbursement in a timely manner.

B.	Once the Sick Time Bank is exhausted, a Pilot may use his remaining unused vacation days for sickness or injury off the job.
PAYMENTS AND REIMBURSEMENTS

Section 1.	Vacation / Sick Time Off Audit
A.	The Company shall track the number of sick days, both taken and remaining, in the Pilot’s vacation/sick time off banks and shall be made available on request during normal working hours.

Section 2.	Separation of Employment
A.	If a Pilot voluntarily leaves the Company, he will be paid for his accrued vacation days, his accrued vacation days at 100%, provided he has given the company two weeks notice of his departure.

B.	Upon retirement from the Company or when declared medically retired by the Company a pilot will be paid his accrued vacation.
GENERAL AND MISCELLANEOUS

Section 1.	Personal Days and Emergency Days Off
A.	While on hitch, a Pilot may request a personal day off for unscheduled, personal reasons. Such requests will be given reasonable consideration by the Company and granted if operationally feasible.

B.	Personal days must be requested at least twelve (12) hours in advance.
ARTICLE 13
ON-THE-JOB INJURY (OJI) LEAVE
Sections 1,2,3,4,6,8,9 and 11 apply to both Gulf Coast and Alaska operations.
Section 5. All insurance benefits shall continue to be available to a pilot in the Alaska operation on the same basis as an active employee for a maximum of three (3) months, provided the Pilot continues to pay insurance premiums as specified in Article 11, Leaves of Absence, III, Section 5. Once the three (3) month period has been exhausted, the Pilot shall be eligible for medical insurance under COBRA for the applicable period of time.

Section 7 is amended to provide that the physician’s statement must come from a designated medical examiner.
Section 10 is not applicable to the Alaska operation.
ARTICLE 14
BEREAVEMENT LEAVE
Applicable to both the Gulf of Mexico and the Alaska operation.
ARTICLE 15
JURY DUTY
Section 1, 3, 4, 5, & 6 Applicable to both the Gulf of Mexico and Alaska operations.

Section 2.	A Pilot serving on Jury Duty shall receive his regular pay. The day or days for which a Pilot will receive pay for Jury Duty must fall within the Pilot’s regularly assigned workweek (the day or days the Pilot normally works). Jury service compensation provided by the court will be retained by the Pilot.
ARTICLE 16
FEES AND PHYSICAL EXAMINATIONS
Section 1, 2, 4B, & 5 Applicable to both the Gulf of Mexico and Alaska operations.

Section 3.	Applies to Pilots in the Alaska operation. In addition, IFR-PIC pilots in the Alaska operation are also required to hold an ATP certificate.

Section 4. A.	Pilots in the Alaska operation are required to have a first class physical examination once per year at the company’s expense. Examinations will be scheduled while the Pilot is off-duty. A copy of the medical certificate will be provided to the office of the Chief Pilot by the 25th day of the month due.
ARTICLE 17
TRAINING
I.	RECURRENT TRAINING

Section 1.	The Company will attempt to schedule recurrent training on days off to minimize disruption to the operation. The Company will make reasonable efforts to schedule training immediately before or immediately after a Pilot’s hitch. If recurrent training cannot be scheduled immediately before or after his hitch, the Company shall provide the Pilot who does not live within a reasonable proximity of the Fairbanks area with housing pursuant to Article 18, Section 2A, during the day(s) off between his training and his hitch. Pay for recurrent training will be in accordance with Article 21 of this Agreement.

Section 2.	In the event a Pilot is unable to attend training on the day(s) assigned, he will notify the Chief Pilot as far in advance as possible. The Chief Pilot will work with the Pilot to arrange for alternative training dates. However, if there are no mutually agreeable dates available, the Pilot will remain obligated to conduct the training on the original dates assigned by the Company.

Section 3.	Each quarter, the Company will publish a list of recurrent training. At the beginning of each year, the Company will also publish a list of scheduled recurrent training classes for the year along with a list of Pilots assigned to such training. It will be the responsibility of the Pilot to know the dates for his scheduled recurrent training class and whether a Pilot’s recurrent training has been rescheduled due to a change in assignments.
II.	UPGRADE TRAINING

Section 1.	The Company will attempt to schedule upgrade training on days off to minimize disruption to the operation. The Company will make reasonable efforts to schedule training immediately before or immediately after a Pilot’s hitch. If upgrade training cannot be scheduled immediately before or after his hitch, the Company shall provide the Pilot who does not live within a reasonable proximity of the Fairbanks area with housing pursuant to Article 18, Section 2A, during the day(s) off between his training and his hitch. Pay while in upgrade will be in accordance with Article 21 of this Agreement. A Pilot’s base salary will not increase until he has successfully completed all training and reports for duty for the first scheduled revenue flight in the upgraded aircraft. Upgrade training in the Alaska operation is defined as moving from an SIC seat to a PIC seat in the same type aircraft.
III.	SPECIAL TRAINING AND NEW HIRE TRAINING

Section 1.	The Company will attempt to assign any nonrecurrent special training on a Pilot’s day off to minimize disruption to the operation. The Company will make reasonable efforts to schedule training immediately before or immediately after a Pilot’s hitch. If special training cannot be scheduled immediately before or after his hitch, the Company shall provide the Pilot with housing in accordance with Article 18, Section 2A, during the day(s) off between his training and his hitch. (This preceding sentence is not applicable for new hire training.)
IV.	TRAINING FAILURES

Section 1.	It is recognized that not all Pilots reach the required level of proficiency in the same amount of time. Therefore, when it becomes apparent to the Company that a Pilot will require time in excess of that usually required to reach proficiency, the Company Training Department will, in consultation with the Pilot, determine the cause of his inability to reach the required proficiency level and establish a plan for correcting the problem. In the event a Pilot fails to demonstrate the required degree of proficiency after completion of the individual training plan, he will be handled in accordance with the provisions outlined below.
A.	Recurrent Training
1.	A Pilot who fails any portion of recurrent training (written exam, oral exam, flight check) will be removed from line duty until he has completed retraining and has been successfully retested by the Company.

2.	A Pilot who fails his oral exam or flight check may request a change in instructor or additional training prior to his retest.

3.	If the Pilot fails the retest, his status with the Company will be reviewed.
B.	Upgrade/Transition Training
1.	A Pilot who fails any portion of his upgrade/transition training after a retest (written, oral or flight check) will have the training discontinued. The Pilot will be returned to his previously flown aircraft if the aircraft is still being flown by the Company, only after successfully completing a retest (written, oral, flight check).

2.	A Pilot who fails his oral exam or flight check may request a change in instructor or additional training prior to his retest.

3.	A Pilot who fails upgrade/transition training will not be permitted to upgrade in that aircraft for a period of six (6) months following his training failure. If a Pilot fails upgrade/transition training for a second time, his status with the Company will be reviewed. It is understood and agreed that the Company has the right to conduct a line check following any training failure.
C.	Flight Check/Progress Ride

1.	When a Pilot fails a flight check given as a result of an aircraft incident or an observed departure from normal flight procedures, his status with the Company will be reviewed.

2.	If an oral exam is necessary and the Pilot fails a retest, his status with the Company will also be reviewed.
D.	Initial Training (New Hire)
1.	A Pilot who fails any portion of his new hire training will be subject to termination by the Company.
ARTICLE 18
FACILITIES, EQUIPMENT AND UNIFORMS
Applicable to both the Gulf of Mexico and Alaska operations.
ARTICLE 19
SEVERANCE PAY
This Article does not apply to the Alaska operation.
ARTICLE 20
MOVING EXPENSES
This Article does not apply to the Alaska operation.
ARTICLE 21
COMPENSATION

Section 1.	Rates of pay for Pilots in the Alaska operation are shown in Appendix B.

Section 2.	A Pilot in recurrent, upgrade, or special training shall be paid one hundred (100) percent of his regular rate, in half (1/2) day increments.

Section 3.	A Pilot’s base salary will not increase until he has successfully completed all training and reports for duty for the first revenue flight in the aircraft for which the training was provided.

Section 4.	A workover shall be paid at one and one half (1.5) times a pilots applicable daily rate. The daily rate is equal to 1/15th of the monthly base salary.

Section 5.	The Company may place new hire Pilots with experience on the pay schedule at any level consistent with their qualifications and skills, as determined by the Chief Pilot. They will accrue longevity for pay purposes at a rate of two (2) years for each one (1) year of service until they catch up with the published pay schedule.
ARTICLE 22
SUPPLEMENTAL PAY

Section 1.	In addition to their base pay, Company-designated Check Airmen shall receive an override of four hundred dollars ($400.00) per month. The monthly override shall be prorated if the Check Airman serves in that capacity for a portion of the month.

Section 2.	Pilots holding unlimited Airline Transport Pilot Ratings earn an additional one hundred dollars ($100.00) per month.

Section 3.	On contracts requiring IFR qualifications and currency, the PIC will receive an additional one hundred fifty dollars ($150.00) per day and the SIC will receive an additional seventy five dollars ($75.00) per day.

Section 4.	Pilots assigned to a long-line qualification contract will receive an additional fifty dollars ($50.00) per day.

Section 5.	Pilots will receive fifty dollars ($50.00) Remote Operation Pay (ROP) for each night spent away from home base while on a revenue producing job in Alaska. ROP is considered reimbursement for expenditures necessitated by having to purchase, repair, clean or otherwise maintain the life sustaining incidentals necessary for creature comfort while on the escalated Alaskan economy and in a field environment.
ARTICLE 23
BONUSES
Applicable only to Gulf Coast Operations. Air Logistics of Alaska Inc. will continue with existing policies.
ARTICLE 24
WORKOVER/OVERTIME

Section 1:	Workover
A.	Workover is defined as being scheduled for and reporting to work on a regularly scheduled day off.

B.	A workover shall be paid at one and one half (1.5) times the daily rate. The daily rate is equal to one fifteenth (1/15th) of the monthly base salary for the actual aircraft flown or for what a pilot was scheduled to fly on the workover, whichever is greater as provided for in Article 21 of this agreement.

Section 2:	Workover Procedures And Assignments
A.	Workovers will be assigned using the following procedures:
1.	Volunteers will be sought based on aircraft and pilot qualifications.

2.	If there are no volunteers the workover will be assigned based upon the pilots last workover date. The appropriately qualified pilot with the longest period since the previous workover date will be assigned the workover.
B.	A workover roster will be maintained at the Fairbanks Base. The roster will be updated at least weekly and the pilot who is next up on the roster will be notified.

C.	Pilots will be assigned from the roster based upon aircraft qualifications and mission requirements.
ARTICLE 25
TRAVEL PAY

Section 1.	Mileage pay shall be at the applicable rate established by the Internal Revenue Service under the following circumstances:
A.	When required to relocate to a location other than Fairbanks via personal vehicle. Mileage will be calculated from the Fairbanks base to the location directed by the Company.

B.	When mileage is in excess of thirty (30) miles one way for use of a personal vehicle.
ARTICLE 26
PER DIEM
This Article does not apply to the Alaska operation.
ARTICLE 27
INSURANCE
This Article shall be amended for the Alaska operation as follows:

Section 1.	The Company shall offer welfare benefits for Alaska Pilots equal in benefits and employee premiums to that of the Company’s non-represented Alaska employees. These welfare benefits include medical insurance, life insurance, short-term disability and long-term disability.

Section 2.	The Company will permit employees to purchase buy-up options and up to two types of supplemental insurance plans through AFLAC each year at the time of open enrollment. The Union will notify the Company which two supplemental insurance plans have been selected for the year at least thirty (30) days in advance of the time of open enrollment.
ARTICLE 28
RETIREMENT AND 401 (K) PLAN
Applicable to both the Gulf of Mexico and Alaska operations.
ARTICLE 29
SAFETY/ACCIDENT PREVENTION
Applicable to both the Gulf of Mexico and Alaska operations.
ARTICLE 30
GENERAL AND MISCELLANEOUS
Sections 1, 2, 3, 4, 6, 7, 8, 9, 10 & 11 are applicable to both Gulf Coast and Alaskan operations.

Section 5.	The pay periods in the Alaska operation are currently the fifteenth and the last day of each month. If the company wishes to change the pay period timing, it shall meet and discuss the change with the union prior to implementation. The company shall continue to offer, on a voluntary basis to its pilots, electronic funds transfer (EFT) to the pilot’s bank of choice.

ARTICLE 31
UNION BULLETIN BOARDS AND COMMUNICATIONS
Applicable to both the Gulf of Mexico and Alaska operations.
ARTICLE 32
GRIEVANCE PROCEDURE
Applicable to both the Gulf of Mexico and Alaska operations.
ARTICLE 33
SYSTEM BOARD OF ADJUSTMENT
Applicable to both the Gulf of Mexico and Alaska operations.
ARTICLE 34
NO STRIKE/NO LOCKOUT
Applicable to both the Gulf of Mexico and Alaska operations.
ARTICLE 35
UNION REPRESENTATION
Applicable to both the Gulf of Mexico and Alaska operations.
ARTICLE 36
UNION SECURITY
Applicable to both the Gulf of Mexico and Alaska operations.
ARTICLE 37
SAVINGS CLAUSE
Applicable to both the Gulf of Mexico and Alaska operations.
ARTICLE 38
DURATION
Applicable to both the Gulf of Mexico and Alaska operations.

APPENDIX “B”
AIR LOGISTICS ALASKA — PILOT PAY SCALES

				PIC
			12 mos	24 mos	36 mos
Pay	Years of	Start	Increase	Increase	Increase
Level	Service	Base Pay	3%	3%	3%
1	0 to 1	$43,656	$44,966	$46,315	$47,241
2	1 to 2	$44,940	$46,288	$47,677	$48,630
3	2 to 3	$46,224	$47,611	$49,039	$50,020
4	3 to 4	$47,508	$48,933	$50,401	$51,409
5	4 to 6	$48,792	$50,256	$51,763	$52,799
6	6 to 8	$50,076	$51,578	$53,126	$54,188
7	8 to 10	$51,360	$52,901	$54,488	$55,578
8	10 to12	$52,644	$54,223	$55,850	$56,967
9	12 to 16	$53,928	$55,546	$57,212	$58,356
10	16 to 20	$55,212	$56,868	$58,574	$59,746
11	20 to 25	$56,496	$58,191	$59,937	$61,135
12	25 to 30	$57,780	$59,513	$61,299	$62,525
				SIC
			12 mos (3.0%)	24 mos (3.0%)	36 mos (2.0%)
Pay	Years of	Current	Increase	Increase	Increase
Level	Service	Base Pay	5%	3%	3%
1	0 to 1	$32,100	$33,063	$34,055	$34,736
2	1 to 2	$33,384	$34,386	$35,417	$36,125
3	2 to 3	$34,668	$35,708	$36,779	$37,515
4	3 to 4	$35,952	$37,031	$38,141	$38,904
5	4 to 6	$37,236	$38,353	$39,504	$40,294
6	6 to 8	$38,520	$39,676	$40,866	$41,683

Note: Does not include $50.00/day supplemental pay for operating away from base

Letter of Agreement #1      Re: Fixed Wing Pilots
Mr. Ken Bruner
President, Local 107
2617 Northside Road, Suite 300
New Iberia, LA 70563-0953
Dear Ken:
     This letter will confirm our understanding that the Pilot(s) employed by Offshore Logistics, Inc. operating fixed wing aircraft under FAR Part 91 will not be covered by the collective bargaining agreement between Offshore Logistics, Inc. and OPEIU.
     If such Pilot(s) performs work operating helicopters in the service of Offshore Logistics, Inc. under FAR Part 135, he will be subject to the terms and conditions of the contract.
     Please sign in the space provided below acknowledging your understanding of this letter.
Sincerely,
Drury Milke
President — AIR LOGISTICS, L.L.C.

Mr. Ken Bruner
President, Local 107
Office and Professional Employee
International Union, AFL-CIO

LETTER OF AGREEMENT #2
Between
Offshore Logistics, Inc.
And
Office and Professional Employees International Union
In the Service of
Air Logistics, L.L.C.
     As Represented by Local 107/OPEIU
WHEREAS, The Company desires to have its most senior, qualified Pilots hold and retain IFR slots; and
WHEREAS, The Company wants to promote professionalism and maintain skill levels and recency of experience;
THEREFORE, The Company will maintain a core group of IFR PIC’s and SIC’s, to be called the IFR Cadre.
A.	The IFR Cadre will be based on seniority and qualification.

B.	The number of Pilots who make up the IFR Cadre will be determined by the number of full-time IFR contracts.

C.	The IFR Cadre will consist of two groups: IFR PIC and IFR SIC.

D.	The minimum number of Pilots in the IFR Cadre will be based on the following criteria.
1.	Night shifts will be considered full-time IFR contracts for purposes of the IFR Cadre.

2.	Four (4)/three (3) crews covering multiple customers will also be considered full-time contracts for purposes of the IFR Cadre.

3.	Five (5)/two (2) crews will be treated as four (4)/three (3) crews for purposes of the IFR Cadre.

4.	No Pilot will be considered qualified to serve as an IFR PIC unless the Pilot has served as an IFR SIC for at least six (6) months, is recommended for upgrade by an IFR Line Captain and successfully completes an IFR flight check by a Check Airman.

E.	Staffing for the IFR Cadre will be reviewed in accordance with the provisions below to determine if and when there should be any adjustments made to the composition of the IFR Cadre.
1.	If additional Pilots are needed for the IFR Cadre as a result of an increased number of contracts, positions will be bid in accordance with the provisions of Article 8 of the Agreement. The most senior, qualified Pilot eligible to bid will either enter the Cadre if qualified, or if not qualified, the Pilot will be scheduled for training and enter the Cadre upon successful completion of Company training.

2.	Upward adjustments in the composition of the IFR Cadre necessitated by additional IFR customer contacts, may be made by the Company each month.

3.	If a downward adjustment in the composition of the IFR Cadre is necessitated by the loss of IFR customer contracts the adjustment will be accomplished in the following manner:
a.	The Company will pay protect up to ten (10) percent of those Pilots who lose their IFR jobs due to a downward adjustment in staffing for a period of 90 days. The least senior Pilots displaced will be the individual(s) eligible for the pay protection described in this paragraph. If the Company loses more than ten (10) percent of its IFR contracts in any quarter, there will be no pay protection for any Pilots through the end of a calendar quarter, including the first ten (10) percent who lose their jobs as noted above.
F.	A Pilot leaving the Cadre will become a pool Pilot until such time as he is eligible to bid for a vacancy in accordance with Article 8 of the Agreement. Any such pilot who is qualified will be given preference for TEMPORARY VACANCIES.

G.	The Company reserves the right to remove a Pilot from an awarded job based on a customer complaint. Upon request, written documentation of the reasons for the complaint will be provided to the Pilot and the Union. A Pilot removed from an awarded job based on a customer complaint will be a pool pilot until a new bid is posted and awarded in accordance with Article 8 and will not be provided the pay protection described in this Letter of Agreement.
H.	A Pilot who loses his IFR position due to lack of acceptable crew performance will not be provided the pay protection described in this Letter of Agreement.
In witness whereof, the parties hereto have signed this Agreement on the ___ day of                                                             , 2005.

FOR OFFICE AND PROFESSIONAL
EMPLOYEES INTERNATIONAL
UNION, AFL—CIO:

/s/

Michael Goodwin,
President, OPEIU

FOR OFFSHORE LOGISTICS, INC.:

/s/

Drury A. Milke,
Executive Vice President;
OFFSHORE LOGISTICS;
President, AIR LOGISTICS LLC

FOR OPEIU/Local 107

/s/

Kenneth E. Bruner
President, OPEIU, Local 107

WITNESS

/s/

Letter of Agreement #3
October 9, 2003
Mr. Ken Bruner
President, Local 107
2617 Northside Road
New Iberia, LA 70563-0953
Dear Ken:
Pursuant to our discussions during negotiations, we wanted to confirm that:
1.	References to the Director of Operations and the General Manager in Article 32 of the collective bargaining agreement means the person occupying the particular position in either the Gulf of Mexico operation or the Alaska operation.

2.	With respect to all Alaskan disputes referred to the System Board of Adjustment pursuant to section 9 of Article 33, copies of the referral shall be sent to the Director of Operations as well as the Director of Human Resources.
Very truly yours,
AIR LOGISTICS LLC
Ricardo Fira
Director of Human Resources

Mr. Ken Bruner
President, Local 107
Office and Professional Employees
International Union, AFL-CIO